UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Achillion Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ACHILLION PHARMACEUTICALS, INC.

300 George Street

New Haven, Connecticut 06511

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 5, 2012

To our stockholders:

We invite you to attend our 2012 annual meeting of stockholders, which will be held at our offices at 300 George Street, New Haven, Connecticut on Tuesday, June 5, 2012 at 9:00 a.m., local time. At the meeting, stockholders will consider and act upon the following matters:

1. To elect Jason Fisherman, Gary Frashier and David Wright as our three Class III Directors for terms to expire at our 2015 annual meeting of stockholders and until their successors are duly elected and qualified;

2. To approve an advisory vote on executive compensation;

3. To approve an amendment to our 2006 Stock Incentive Plan (the “2006 Plan”) to increase by 7,000,000 shares the number of shares of common stock reserved for issuance thereunder from 6,422,748 shares to 13,422,748 shares. A copy of the 2006 Plan, as amended, is attached to the Proxy Statement accompanying this Notice as Appendix A;

4. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year; and

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 10, 2012, the record date for the annual meeting, are entitled to notice of, and to vote at, the meeting. Your vote is important regardless of the number of shares you own. All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote over the Internet or by completing and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. You may revoke your proxy at any time prior to its exercise at the annual meeting.

This Proxy Statement and our 2011 Annual Report on Form 10-K are also available to our stockholders electronically via the Internet at www.achillionproxymaterials.com.

Proposal 1 requires approval by plurality. Proposals 2, 3 and 4 require that a majority of the shares of stock present or represented and voting on such matters vote in favor of the proposals. Each stockholder should take the time to review the attached Proxy Statement and to complete and return the enclosed proxy card. Our stock transfer books will remain open for the purchase and sale of our common stock.

By Order of the Board of Directors,

MARY KAY FENTON
Secretary

New Haven, Connecticut

April 16, 2012

i

ACHILLION PHARMACEUTICALS, INC.

300 George Street

New Haven, Connecticut 06511

Proxy Statement for the 2012 Annual Meeting of Stockholders

To Be Held on June 5, 2012

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy is solicited on behalf of the Board of Directors of Achillion Pharmaceuticals, Inc., a Delaware corporation (“we”, “Achillion”, “us”, or the “Company”), and contains information about the Annual Meeting of stockholders to be held on June 5, 2012, at 9:00 a.m., local time, and any adjournment, continuation or postponement of the meeting, referred to throughout this Proxy Statement as the Annual Meeting, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders or any other purpose that may properly come before the meeting. The Annual Meeting will be held at the offices of Achillion Pharmaceuticals, Inc. at 300 George Street, New Haven, Connecticut, 06511.

These proxy solicitation materials will be mailed or given, on or about April 23, 2012, to all stockholders entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on June 5, 2012.

This Proxy Statement and our 2011 Annual Report on Form 10-K are also available to our stockholders electronically via the Internet at www.achillionproxymaterials.com.

Purpose of Annual Meeting

As described above, the purpose of the Annual Meeting is to obtain approval for the proposals and such other business as may properly come before the meeting, including any adjournment or postponement thereof.

Record Date and Shares Outstanding

Only stockholders who owned shares of our common stock at the close of business on April 10, 2012, referred to in this Proxy Statement as the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. Except as otherwise provided in this Proxy Statement, the holders of common stock as of the Record Date are entitled to one vote per share on matters presented at the Annual Meeting. As of the Record Date, 70,645,899 shares of our common stock were issued and outstanding.

Vote Required

Proposal 1—Election of Three Class III Directors

The three nominees for director to receive the highest number of votes FOR election will be elected as directors. This is called a plurality. Abstentions are not counted for purposes of electing directors. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may not vote your unvoted shares on Proposal 1. You may:

•	vote FOR all nominees;

•	WITHHOLD your vote from all nominees; or

•	vote FOR one or more nominees and WITHHOLD your vote from one or more of the nominees.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2—Advisory Vote on Executive Compensation

To approve Proposal 2, stockholders holding a majority of the shares present or represented and voting on such matter must vote FOR the proposal. If your shares are held by your broker in “street name” and you do not vote your shares, your brokerage firm may not vote your unvoted shares on Proposal 2 and any vote by your broker will not be counted and will be considered a broker non-vote. If you vote to ABSTAIN on Proposal 2, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, broker non-votes and voting to ABSTAIN will have no effect on the voting on the proposal. This vote is advisory only and not binding on the Company. Although this is advisory, we, our Board of Directors, and our Compensation Committee value the opinions of our stockholders and expect to take the outcome of this vote into account when considering future compensation arrangements for our executive officers.

Proposal 3—Approval of an Amendment to the 2006 Stock Incentive Plan

The Board of Directors has approved an amendment to the 2006 Stock Incentive Plan (the “2006 Plan”), subject to stockholder approval. The purpose of the amendment is to increase the number of shares of common stock reserved for issuance under the 2006 Plan by 7,000,000 shares.

To approve Proposal 3, stockholders holding a majority of the shares present or represented and voting on such matter must vote FOR the proposal. If your shares are held by your broker in “street name” and you do not vote your shares, your brokerage firm may not vote your unvoted shares on Proposal 3 and any vote by your broker will not be counted and will be considered a broker non-vote. If you vote to ABSTAIN on Proposal 3, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, broker non-votes and voting to ABSTAIN will have no effect on the voting on the proposal.

Proposal 4—Ratification of Selection of Independent Registered Public Accounting Firm

The Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year 2012.

To approve Proposal 4, stockholders holding a majority of the shares present or represented and voting on such matter must vote FOR the proposal. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 4. If you vote to ABSTAIN on Proposal 4, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the voting on the proposal.

Although stockholder approval of our Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP.

Revocability of Proxies

You may revoke your proxy at any time before it is exercised. Execution of the proxy will not in any way affect your right to attend the Annual Meeting in person. Revocation may be made prior to the Annual Meeting by either written revocation or through a duly executed proxy bearing a later date sent to Achillion Pharmaceuticals, Inc., Attention: Mary Kay Fenton, Secretary, 300 George Street, New Haven, Connecticut 06511, or your proxy may be revoked personally at the Annual Meeting by written notice to the Secretary at the Annual Meeting prior to the voting of the proxy. Any mailed revocation sent to Achillion must include the stockholder’s name and must be received by the day prior to the Annual Meeting to be effective.

If you vote your shares over the Internet, only your latest Internet vote will be counted at the Annual Meeting. Attendance at the Annual Meeting does not in itself constitute the revocation of a proxy. Stockholders who have instructed their broker to vote their shares of common stock must follow their broker’s directions in order to change those instructions. You may also attend the Annual Meeting in person instead of submitting a proxy; however, please see the instructions below under “Voting of Shares Held in Street Name” if you wish to vote such shares in person at the Annual Meeting.

How Your Proxy Will Be Voted

In the absence of specific instructions to the contrary, shares represented by properly executed proxies received by Achillion, including unmarked proxies, will be voted to approve the Proposal. In addition, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the Board of Directors. We have not received notice of any other matters that may properly be presented at the Annual Meeting.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Achillion’s common stock as of the Record Date is necessary to constitute a quorum at the Annual Meeting. As there were 70,645,899 shares eligible to vote on the Proposal as of the Record Date, we will need more than 35,322,950 shares present in person or by proxy at the Annual Meeting for a quorum to exist.

Voting

Tabulation

Shares of stockholders entitled to vote who are present at the Annual Meeting in person or by proxy, abstentions and broker non-votes are counted as present or represented at the meeting for purposes of determining whether a quorum exists. An automated system administered by our transfer agent tabulates the votes.

Voting Instructions

The following section summarizes important information on how to vote your shares of common stock.

Voting by Proxy

If you are a record holder, meaning your shares are registered in your name, you may vote over the Internet, by mail or in person at the Annual Meeting pursuant to the following instructions:

Over the Internet: Go to the website of our tabulator, Computershare Investor Services, at www.investorvote.com/achn. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your Internet proxy before 11:59 p.m. Eastern Time on June 4, 2012, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope to Computershare Investor Services. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors. Computershare must receive your proxy card no later than June 4, 2012, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

In Person at the Annual Meeting: If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the Annual Meeting.

Voting of Shares Held in Street Name

If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you will receive instructions from your broker or other nominee regarding how to vote your shares over the Internet or by mail. You should follow those instructions. If you wish to vote your shares in person at the Annual Meeting, contact your broker or other nominee who holds your shares to obtain a brokers’ proxy card and bring it with you to the Annual Meeting. You will not be able to vote in person at the Annual Meeting unless you have a proxy from your broker issued in your name giving you the right to vote your shares.

Voting of Proxies at the Annual Meeting

All properly executed proxies that we receive prior to the vote at the Annual Meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the Proposals.

Properly executed proxies will also be voted for any adjournment or postponement of our Annual Meeting for the purpose of soliciting additional votes to approve the Proposals, if necessary. Our Board of Directors does not currently intend to bring any other business before the Annual Meeting and, so far as our Board of Directors knows, no other matters are to be brought before the Annual Meeting. If other business properly comes before the Annual Meeting, the proxies will vote in accordance with their own judgment.

Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. In addition to solicitation by use of the mail, proxies may be solicited by directors, officers, employees or agents of Achillion in person or by telephone, email or other means of communication. No additional compensation will be paid to directors, officers or other regular employees of Achillion for such services.

Broker Non-Votes; Abstentions

In the absence of controlling precedent to the contrary, we intend to treat broker non-votes and abstentions in the following manner:

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” and shares as to which proxy authority has been withheld with respect to any matter are considered present for purposes of calculating a quorum but are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker “non-votes” are not included in the tabulation of the voting results on any proposals requiring a plurality or the approval of a majority of the shares of common stock present or represented and voting on such matters and, therefore, do not have any effect on the voting proposals.

Abstentions occur when a stockholder entitled to vote and present in person or represented by proxy affirmatively votes to abstain. Votes in abstention are considered present for purposes of calculating a quorum but do not have any effect on the voting on any proposals.

Solicitation of Proxies

We will pay for all costs incurred in connection with the solicitation of proxies from our stockholders on behalf of our Board of Directors, including assembly, printing and mailing of this document, its related attachments and the proxy card. Our directors, officers and employees may solicit proxies by telephone, email, facsimile and in person, without additional compensation. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Proxy Statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Proxy Statement addressed to those stockholders and enclosing separate proxy cards for each stockholder. This process, which is commonly referred to as “householding,” potentially eliminates some duplicative mailings to stockholders and reduces our mailing costs.

For this Annual Meeting, a number of brokers with account holders who are stockholders of Achillion will be “householding” our proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and annual report, please notify your broker, or direct your written request to Achillion Pharmaceuticals, Inc., Attention: Mary Kay Fenton, Secretary, 300 George Street, New Haven, Connecticut 06511. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

Stockholder Proposals for the 2013 Annual Meeting

Proposals of stockholders intended to be presented at the 2013 Annual Meeting of Stockholders must be received by us at our principal office in New Haven, Connecticut not later than December 25, 2012 for inclusion in the Proxy Statement for that meeting.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders, other than matters included in our Proxy Statement in accordance with Rule 14a-8. The required notice must be in writing and received by our Corporate Secretary, Mary Kay Fenton, at our principal offices not later than 90 days nor more than 120 days prior to the first anniversary of our 2012 Annual Meeting of Stockholders. However, if the 2013 Annual Meeting of Stockholders is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2012 Annual Meeting of Stockholders, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting and (2) the 10th day following the date on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first. Our bylaws also specify requirements relating to the content of the notice which stockholders must provide, including a stockholder nomination for election to the Board of Directors, to be properly presented at the 2013 Annual Meeting of Stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of January 31, 2012, or such date as indicated below, the table below indicates the shares of our common stock beneficially owned by (1) each of our directors, (2) our principal executive officer, our principal financial officer and our four other most highly compensated executive officers who were serving as executive officers on December 31, 2011, whom we refer to collectively as our “named executive officers,” (3) all of our directors and executive officers as a group and (4) all persons known by us to beneficially own more than 5% of our outstanding stock.

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

Except as otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each stockholder identified in the table has sole voting and investment power with respect to all shares listed opposite their names.

Percentage of common stock outstanding is based on 70,567,538 shares of our common stock outstanding as of January 31, 2012. Shares of common stock subject to stock options currently exercisable, or exercisable within 60 days of January 31, 2012 and shares of common stock issuable upon exercise of warrants, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such securities but are not deemed outstanding for computing the percentage ownership of any other person.

Unless otherwise indicated below, the address for each person is to the care of Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders

Clarus Ventures, LLC(1) 101 Main Street, Suite 1210 Cambridge, MA 02142	12,259,427	16.66%

Domain Associates, LLC(2) One Palmer Square Princeton, NJ 08542	10,868,374	14.81

FMR, LLC(3) 82 Devonshire Street Boston, MA 02109	10,461,558	14.82

Funds affiliated with ProQuest Investments(4) 90 Nassau Street Fifth Floor Princeton, NJ 08542	5,252,722	7.36

Directors and Named Executive Officers
Nicholas Simon(5)	12,346,302	16.76%
Nicole Vitullo(6)	10,902,749	14.85
Michael D. Kishbauch(7)	687,312	*
Milind S. Deshpande, Ph.D(8)	271,724	*
Mary Kay Fenton(9)	219,921	*
Elizabeth A. Olek, D.O.(10)	171,672	*
Gautam Shah, Ph.D(11)	113,668	*
Joseph Truitt(12)	152,453	*
Jason Fisherman, M.D.(13)	76,875	*
Gary Frashier(14)	91,875	*
Dennis Liotta(15)	110,625	*
David I. Scheer(16)	165,124	*
Robert L. Van Nostrand(17)	101,875	*
David P. Wright(18)	89,375	*
All current executive officers and directors as a group (14 individuals)(19)	25,501,550	32.43%

*	Represents holdings of less than one percent of our outstanding stock.
(1)	Consists of 9,262,079 shares and 2,997,348 shares issuable upon the exercise of Common Stock Warrants. Under the terms of the Common Stock Warrants, Clarus Ventures, LLC is not permitted to exercise a Common Warrant or any portion thereof if the number of shares of our common stock beneficially owned by such investor would exceed 19.99% of the number of shares of our common stock issued and outstanding, unless and until such limitation is no longer required by Nasdaq Marketplace Rules. Nicholas Simon, a director of Achillion, is a Managing Director of Clarus Ventures, LLC. Mr. Simon disclaims beneficial ownership of such shares except to the extent of his proportionate pecuniary interest therein.

(2)	Consists of 7,972,968 shares and 2,790,539 shares issuable upon the exercise of Common Stock Warrants held by Domain Partners VIII, L.P., 59,161 shares and 20,706 shares issuable upon the exercise of Common Stock Warrants held by DP VIII Associates, L.P. and 25,000 shares held by Domain Associates, LLC. Under the terms of the Common Stock Warrants, Domain Partners VIII, L.P. and DP VII Associates, L.P. are not permitted to exercise a Common Warrant or any portion thereof if the number of shares of our common stock beneficially owned by such investor would exceed 19.99% of the number of shares of our common stock outstanding, unless and until such limitation is no longer required by Nasdaq Marketplace Rules. Nicole Vitullo, a director of Achillion, is a Managing Member of Domain Associates, LLC. Ms. Vitullo disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.
(3)	Consists of 10,461,558 shares held by FMR, LLC. This information is from a Schedule 13G filed by FMR, LLC on February 13, 2012.
(4)	Consists of 3,601,376 shares and 537,885 shares issuable upon exercise of Common Stock Warrants held by ProQuest Investments IV and 844,519 shares and 268,942 shares issuable upon the exercise of Common Stock Warrants held by ProQuest Investments III. Under the terms of the Common Warrants, except as specifically set forth therein, ProQuest Investments IV and ProQuest Investments III are not permitted to exercise a Common Warrant or any portion thereof, if the number of shares of our common stock beneficially owned by such investor would exceed 19.99% of the number of shares of our common stock issued and outstanding (referred to as the maximum aggregate share amount); provided that such limitation shall not apply unless (a) such limitation is required by Nasdaq Marketplace Rules or (b) the holder has provided us with notice of its election to lower the maximum aggregate share amount. In November 2009, the holders elected to lower the maximum aggregate share amount to 9.99%. The holders may elect to increase this adjusted maximum aggregate share amount in the future up to 19.99%, provided that if the Nasdaq Marketplace Rules do not then require limitations on the maximum amount then the holder may at such time increase the adjusted maximum share amount above 19.99%. This information is from a Schedule 13G filed by ProQuest Investments III, L.P. on February 13, 2012.
(5)	Consists of 9,262,079 shares and 2,997,348 shares issuable upon the exercise of Common Stock Warrants held by Clarus Ventures, LLC and stock options to purchase 86,875 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2012 held by Nicholas Simon. Under the terms of the Common Stock Warrants, Clarus Ventures, LLC is not permitted to exercise a Common Warrant or any portion thereof if the number of shares of our common stock beneficially owned by such investor would exceed 19.99% of the number of shares of our common stock issued and outstanding, unless and until such limitation is no longer required by Nasdaq Marketplace Rules. Nicholas Simon, a director of Achillion, is a Managing Director of Clarus Ventures, LLC. Mr. Simon disclaims beneficial ownership of such shares except to the extent of his proportionate pecuniary interest therein.
(6)	Consists of 7,972,968 shares and 2,790,539 shares issuable upon the exercise of Common Stock Warrants held by Domain Partners VIII, L.P., 59,161 shares and 20,706 shares issuable upon the exercise of Common Stock Warrants held by Domain Associates, LLC, 25,000 shares held by Domain Associates, LLC, and stock options to purchase 34,375 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2012 held by Nicole Vitullo. Under the terms of the Common Stock Warrants, Domain Partners VIII, L.P. and DP VII Associates, L.P. are not permitted to exercise a Common Warrant or any portion thereof if the number of shares of our common stock beneficially owned by such investor would exceed 19.99% of the number of shares of our common stock outstanding, unless and until such limitation is no longer required by Nasdaq Marketplace Rules. Nicole Vitullo, a director of Achillion, is a Managing Member of Domain Associates, LLC. Ms. Vitullo disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.
(7)	Consists of stock options to purchase 687,312 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2012.
(8)	Consists of stock options to purchase 271,724 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2012.
(9)	Consists of stock options to purchase 219,921 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2012.
(10)	Includes stock options to purchase 169,672 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2012.
(11)	Includes stock options to purchase 110,543 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2012.
(12)	Consists of stock options to purchase 152,453 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2012.
(13)	Consists of stock options to purchase 76,875 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2012.

(14)	Includes stock options to purchase 86,875 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2012.
(15)	Includes stock options to purchase 70,625 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2012.
(16)	Consists of stock options to purchase 101,875 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2012 held by David Scheer and 63,249 shares of common stock held by Scheer Investment Holdings III, LLC. Mr. Scheer, a director of Achillion, is the Managing Member of Scheer Investment Holdings III, LLC. As such, he may be deemed to have sole or shared voting and investment power with respect to the shares held by Scheer Investment Holdings III, LLC. Mr. Scheer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(17)	Consists of stock options to purchase 101,875 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2012.
(18)	Consists of stock options to purchase 89,375 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2012.
(19)	Includes stock options to purchase 2,260,375 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2012 and 5,808,593 shares issuable upon exercise of warrants.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. The Board has set the number of directors at nine. There are three Class I Directors, three Class II Directors and three Class III Directors. The Class I, Class II and Class III Directors will serve until the annual meeting of stockholders to be held in 2013, 2014 and 2012, respectively, and until their respective successors are elected and qualified.

The persons named in the enclosed proxy will vote to elect as Class III Directors Messrs. Fisherman, Frashier and Wright, unless you indicate on your proxy that your shares should be withheld from one or more of the nominees. Each of the nominees is currently a member of our Board of Directors.

If they are elected, Messrs. Fisherman, Frashier and Wright will each hold office until our annual meeting of stockholders in 2015 and until his successor is duly elected and qualified. Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board of Directors.

There are no family relationships between or among any of our officers or directors.

Below are the names, ages and certain other information for each member of the Board of Directors, including the nominees for election as Class III Directors. Information with respect to the number of shares of common stock beneficially owned by each director, directly or indirectly, as of January 31, 2012 appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Nominees Whose Terms Expire in 2012 (Class III Directors)

Jason S. Fisherman, M.D., age 54. Dr. Fisherman has served as a director of Achillion since March 2000 and currently serves on our Audit Committee. Since 2007 Dr. Fisherman has been a Managing Director of Advent Healthcare Ventures, a life science venture capital firm he co-founded in 2007. From 2002 to 2007, Dr. Fisherman was a Managing Director of Advent International, a global private equity firm where he also held various other positions from 1994-2002. Prior to Advent, Dr. Fisherman served for four years as Senior Director of Medical Research for Enzon Pharmaceuticals and previously managed the clinical development of a number of oncology drugs at the National Cancer Institute. Dr. Fisherman is currently a director of Aegerion Pharmaceuticals, Inc., a biopharmaceutical company, and several private biopharmaceutical companies. Dr. Fisherman received his B.A. from Yale University, his M.D. from the University of Pennsylvania and his M.B.A. from the Wharton School of the University of Pennsylvania. Dr. Fisherman’s qualifications include his scientific experience, notably in clinical development and strategic product development. In addition to drug research and clinical development expertise, Dr. Fisherman brings a wealth of venture capital management experience in such areas as financing, business development and alliance formation. Finally, his broad knowledge of the life sciences industry is of significant value to our Board.

Gary E. Frashier, age 74. Mr. Frashier has served as a director of Achillion since March 2008 and currently serves as chair of our Compensation Committee and as a member of our Nominating and Corporate Governance Committee. Mr. Frashier, through his company Management Associates, has been a strategic consultant to emerging growth companies in the life sciences field since 2000. From 1990 until September 1998, he served as Chief Executive Officer of OSI Pharmaceuticals, Inc., a biotechnology company, and from January 1997 until September 2000, as its Chairman of the Board. From 1987 until 1990, he served as President and CEO of Genex Corporation, a protein engineering company, and from 1984 until 1987, as Chairman and CEO of Continental Water Systems, Inc., a manufacturer and marketer of equipment to produce high purity water used by the pharmaceutical, medical, electronics and research industries. Mr. Frashier also served as Executive Vice President of Millipore Corporation, a provider of products and services to biopharmaceutical, manufacturing, clinical, analytical and research laboratories, and as President of Millipore’s Waters Associates subsidiary.

Mr. Frashier also serves on the Board of Directors of Viroxis Corporation, a biopharmaceutical company. Mr. Frashier received a B.S in Chemical Engineering from Texas Tech University and received his M.B.A. from the Massachusetts Institute of Technology, where he was a Sloan Fellow. Mr. Frashier’s qualifications include extensive managerial, manufacturing and merger and acquisition experience as a chief executive officer of multiple life sciences industry companies. As a director with several emerging technology companies, and as a consultant in the industry, Mr. Frashier also provides extensive experience in compensation management, alliance management and strategy development, all of which enhances his value on our Board.

David P. Wright, age 63. Mr. Wright has served as a director of Achillion since August 2007 and currently serves on our Audit Committee. Mr. Wright has been President of CWD Enterprises, Inc., a restaurant franchisee company, since November 2010. Previously, Mr. Wright was President and Chief Executive Officer of PharmAthene, Inc., a biodefense company, from July 2003 to April 2010. Prior to joining PharmAthene, Inc. he served as President and Chief Operating Officer of GenVec Inc., a biopharmaceutical company, from January 2002 through January 2003. He also served as President and Chief Business Officer of Guilford Pharmaceuticals, a pharmaceutical company, from January 2000 through January 2002 and as Executive Vice President for MedImmune, Inc., a biotechnology company, from 1990 to 2000. Additionally, Mr. Wright has held various marketing and sales positions at pharmaceutical companies including Smith-Kline & French, G.D. Searle and Glaxo. Mr. Wright received a M.A. in Speech Pathology and Audiology from the University of South Florida. Mr. Wright has nearly forty years experience in the pharmaceutical and biotechnology industries. As a senior executive with several life sciences companies, Mr. Wright brings extensive management and commercial experience to our Board, notably in the sales and marketing of new products, strategic product planning, and operational and financial matters.

Directors Whose Term Expires in 2013 (Class I Directors)

Dennis Liotta, Ph.D., age 64. Dr. Liotta has served as a director of Achillion since December 2008. Dr. Liotta has been the Samuel Candler Dobbs Professor of Chemistry at Emory University since 1976. Dr. Liotta is a member of the Board of Directors of privately-held Altiris Therapeutics, Inc., iThemba Pharmaceuticals, Cerecor, Inc. and NeurOp, Inc., pharmaceutical companies. Dr. Liotta is on the Scientific Advisory Boards of several biopharmaceutical companies, has served as a consultant to several major pharmaceuticals companies, serves as Executive Director of the Emory Institute for Drug Discovery and is co-director of the Republic of South Africa Drug Discovery Training Program. Dr. Liotta has also served on numerous NIH Study Sections. Dr. Liotta received a B.A. from Queens College and a Ph.D. from the City University of New York. Dr. Liotta has extensive experience in multidisciplinary research and has focused on the discovery and development of novel antiviral and anticancer therapeutics. He is the inventor of record for several clinically important antivirals. Dr. Liotta’s wealth of broad scientific knowledge, most notably his expertise in synthetic and medicinal chemistry, adds significant value to our Board. Dr. Liotta also brings the managerial experience gained on several life sciences company boards, in addition to the extensive managerial expertise he utilizes in his international philanthropic work.

David I. Scheer, age 59. Mr. Scheer has served as Chairman of our Board since March 2010, as a director of Achillion since August 1998, and currently serves as chair of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee. Since 1981, Mr. Scheer has been President of Scheer & Company, Inc., which focuses on venture capital activities, corporate strategy, and transactional advisory services focused on life sciences. Mr. Scheer is on the Board of Directors, and serves as Chairman of the Board, of Agerion Pharmaceuticals, Inc., a biopharmaceutical company, and Tengion, Inc., a biotechnology company. Mr. Scheer is also on the Board of Directors of privately-held biotechnology companies Axerion Therapeutics, Inc. and Optherion, Inc. Additionally, Mr. Scheer serves on the Board of Directors of Connecticut United for Research Excellence, an educational and business advocacy network, and as chair of the Unfinished Agenda in Infectious Diseases, a Harvard School of Public Health initiative which focuses on neglected diseases. Mr. Scheer received an A.B., from Harvard College and a M.S. from Yale University. Mr. Scheer’s significant role in company formation, launch and corporate financing transactions provide significant value to our Board. In addition, Mr. Scheer’s extensive experience in transactions involving corporate alliances, licensing arrangements, divestments, and mergers and acquisitions in the life sciences complements our Board.

Nicholas Simon, age 57. Mr. Simon has served as a director of Achillion since August 2008 and currently serves on our Compensation Committee. Mr. Simon has served as a Managing Director of Clarus Ventures LLC, a life sciences venture capital firm, since February 2005, and is a General Partner for MPM Capital’s BioVentures III Fund. In addition, Mr. Simon has over twenty years of operating experience in the biopharmaceutical industry including Genentech, Inc., a biotechnology company that was acquired by Roche. Mr. Simon currently serves on the Board of Directors of the privately-held biotechnology companies Pearl Therapeutics, QuatRx Pharmaceuticals and Sientra, Inc., of which he is Chairman of the Board. Mr. Simon is also on the Foundation Board at the Gladstone Institute, a private not-for-profit research institute affiliated with the University of California, San Francisco. Mr. Simon received a B.S. degree in microbiology from the University of Maryland and a M.B.A in marketing from Loyola University. Mr. Simon’s qualifications include several years in senior management positions in both business and corporate development and sales and marketing. In addition, Mr. Simon adds knowledge of venture and other financing arrangements, strategy development as well as significant industry knowledge.

Directors Whose Terms Expire in 2014 (Class II Directors)

Michael D. Kishbauch, age 63. Mr. Kishbauch has served as our President, Chief Executive Officer and a director, since 2004. From September 1996 to July 2004, Mr. Kishbauch founded and served as President and Chief Executive Officer of OraPharma, Inc., a publicly traded, commercial-stage pharmaceutical company focused on oral health care, which was acquired by Johnson & Johnson in 2003. Prior to OraPharma, Inc., Mr. Kishbauch held senior management positions with MedImmune, Inc. Mr. Kishbauch holds a M.B.A. from the Wharton School of the University of Pennsylvania and a B.A. in biology from Wesleyan University. Mr. Kishbauch has held senior management positions in the life sciences industry for over 28 years. His extensive operational, strategic and product planning and promotion experience is coupled with extensive sales, marketing and product launch experience. In addition, Mr. Kishbauch has held board positions with several other life sciences companies. This comprehensive knowledge of the industry adds significant value to our management team and our Board.

Robert L. Van Nostrand, age 55. Mr. Van Nostrand has served as a director of Achillion since April 2007 and currently serves as chair of our Audit Committee and as a member of our Compensation Committee. Mr. Van Nostrand was Executive Vice President and Chief Financial Officer of Aureon Laboratories, Inc., a pathology life science company, from January 2010 to July 2010. Prior to joining Aureon Laboratories, Mr. Van Nostrand served as Executive Vice President and Chief Financial Officer of AGI Dermatics, a private biotechnology company, from July 2007 to September 2008 when the company was acquired. From May 2005 to July 2007, Mr. Van Nostrand served as the Senior Vice President and Chief Compliance Officer of OSI Pharmaceuticals, Inc. a biotechnology company, where he previously served as Vice President and Chief Financial Officer from December 1996 through May 2005 and as Vice President, Finance and Administration prior to that. He also served as OSI’s Treasurer from March 1992 to May 2005 and Secretary from March 1995 to January 2004. Mr. Van Nostrand joined OSI as Controller and Chief Accounting Officer in September 1986. Prior to joining OSI, Mr. Van Nostrand served in a managerial position with the accounting firm, Touche Ross & Co., currently Deloitte. Mr. Van Nostrand is on the Boards of Metabolix, Inc., a biotechnology company, and the Biomedical Research Alliance of New York, a private company providing clinical trial services. Mr. Van Nostrand is also on the Board of the New York Biotechnology Association and was the former chairman, is on the Cold Spring Harbor DNA Learning Center Corporate Advisory Board and is on the Foundation Board of Farmingdale University. Mr. Van Nostrand holds a B.S. in Accounting from Long Island University, New York. He is a Certified Public Accountant. Mr. Van Nostrand held board and executive positions with several life sciences companies, particularly contributing his financial management expertise. Mr. Van Nostrand’s vast industry experience, as well as his expertise in financial operations, transaction structuring and risk management, make him a significant contributor to our Board.

Nicole Vitullo, age 54. Ms. Vitullo has served as a director of Achillion since September 2010 and currently serves on our Nominating and Corporate Governance Committee. Ms. Vitullo joined Domain Associates, a venture capital firm with an exclusive focus on life sciences, in 1999 and became a Partner in 2004. In addition to investment responsibilities, she is involved in the distribution/liquidation strategies for the public companies in Domain’s Venture Capital portfolios. Ms. Vitullo is on the Board of Directors of Celator Pharmaceuticals, Durata Therapeutics, Esperion Pharmaceuticals, Marinus Pharmaceuticals and VentiRx Pharmaceuticals, all privately-held biopharmaceutical companies. From 1992 through 1999, Ms. Vitullo was Senior Vice President at Rothschild Asset Management, Inc. where she had responsibility for the U.S. public market investments of International Biotechnology Trust plc and Biotechnology Investments Limited. From 1991-1992, Ms. Vitullo served as the Director of Corporate Communications and Investor Relations at Cephalon, a publicly traded biotechnology company. Prior to Cephalon, Ms. Vitullo spent 12 years at Eastman Kodak, most recently in Corporate Development where she was involved in the development and management of Kodak’s venture capital activities. Ms. Vitullo received a B.A. and M.B.A. from the University of Rochester. Ms. Vitullo’s extensive industry knowledge allows her to contribute to our Board in such matters as strategic product development and planning, financing, alliance formation, and market communications. Ms. Vittulo’s extensive board membership with other companies provides her with very broad experience across several therapeutic areas in the life sciences, and her contributions to our Board span multiple disciplines.

Board Recommendation

The Board of Directors believes that the election of Messrs. Fisherman, Frashier and Wright to serve as Class III directors is in the best interests of Achillion and the best interests of our stockholders and therefore recommends a vote FOR this proposal.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Securities Exchange Act of 1934, or the Exchange Act.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The “Executive Compensation” section of this Proxy Statement beginning on page 30, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the Compensation Committee with respect to the fiscal year ended December 31, 2011. As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. The Board believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Our Board of Directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by the Company or the Board of Directors (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board of Directors (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the Board of Directors (or any committee thereof). However, our Compensation Committee and Board of Directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Section 14A of the Exchange Act also requires that stockholders have the opportunity, at least once every six years, to cast an advisory vote with respect to whether future executive compensation advisory votes will be held every one, two, or three years. At our 2011 Annual Meeting of Stockholders held on June 8, 2011, our stockholders indicated their preference for an advisory vote on the compensation of our named executive officers to be held annually, which annual frequency was also the recommendation of our Board. Our Board subsequently determined that we will hold an advisory vote on the compensation of our named executive officers on an annual basis until the next required vote on the frequency of such advisory votes, or until the Board otherwise determines that a different frequency for such votes is in the best interests of our stockholders.

Board Recommendation

The Board of Directors believes that voting for the compensation of our named executive officers is in the best interest of Achillion and the best interests of our stockholders, and therefore, recommends a vote FOR this proposal.

PROPOSAL 3—APPROVAL OF AN AMENDMENT TO THE 2006 STOCK INCENTIVE PLAN

The Board of Directors has approved an amendment to the 2006 Plan subject to stockholder approval. The purpose of the amendment is to increase by 7,000,000 the number of shares of common stock reserved for issuance under the 2006 Plan from 6,422,748 shares to 13,422,748 shares.

On April 11, 2012, our Board of Directors approved Amendment No. 4 to our 2006 Plan, which became effective upon its approval, to include the following provisions, among others, each of which is described in greater detail in the description of the 2006 Plan set forth below:

•	Restrictions on “repricing,” within the meaning of the rules of the NASDAQ Stock Market, any stock options or stock appreciation rights, or SARs, unless such action is approved by our stockholders;

•

A requirement that certain awards granted under the 2006 Plan to non-employee directors be granted and administered by a committee of “independent directors,” within the meaning of the NASDAQ Marketplace Rules;

•

Revised share counting rules that prohibit the recycling of shares that (i) are tendered or withheld to pay the exercise price of an award or to satisfy tax withholding obligations or (ii) repurchased by the Company on the open market using the proceeds from the exercise of an award; and

•	Restrictions limiting the maximum number of shares with respect to which awards other than options or SARs may be granted.

On April 11, 2012, our Board of Directors adopted, subject to stockholder approval, Amendment No. 5 to our 2006 Plan to increase the number of shares of common stock reserved for issuance under our 2006 Plan by 7,000,000.

As of March 31, 2012, options to purchase 6,143,806 shares of common stock were outstanding under the 2006 Plan and the 1998 Stock Option Plan (the “1998 Plan”) and 1,448,005 have been exercised. The weighted average exercise price of the outstanding options at March 31, 2012 was $4.56 and the weighted average remaining contractual life was 7.9 years. As of March 31, 2012 there were no restricted shares, restricted stock units or stock appreciation rights outstanding under either the 2006 Plan or the 1998 Plan. We no longer grant stock options or other awards under the 1998 Plan.

As of March 31, 2012, we had a total of 70,636,963 shares of common stock outstanding and 58 individuals eligible to receive awards under the 2006 Plan, including our executive officers and non-employee directors.

We utilized a subscription compensation survey to obtain information about the use of equity to compensate employees of life science companies of similar size and at a similar stage of development. Burn rate is a term used to describe annual equity usage stated as the number of stock options and non-performance-based restricted stock granted during the fiscal year, plus actual performance-based shares vested during the fiscal year, as a percent of total common shares issued and outstanding at fiscal year end. According to the subscription survey, the industry average of burn rates for publicly traded life science companies with fewer than 150 employees and annual revenue between $0 to $25 million range from 3.2 to 4.5%. In addition, in March 2012, we engaged Radford, an Aon Hewitt Company, to assist us in determining the appropriate burn rate and the implied number of shares required in our stock incentive plans associated with that burn rate. Our proposed increase of 7,000,000 shares was developed as part of this consulting engagement and derived using an approximate burn rate of 3% over a three year period.

The purpose of the 2006 Plan is to advance our stockholders’ interests by enhancing our ability to attract, retain and motivate persons who are expected to make important contributions and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of our stockholders.

The Board of Directors believes that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel.

2006 Stock Incentive Plan

The following description of the 2006 Plan is a summary and is qualified in its entirety by the full text of the plan, as proposed to be amended, which is attached as Appendix A to this Proxy Statement.

Administration and Delegation

The 2006 Plan is administered by our Board of Directors who have the authority to grant awards, to adopt, amend and repeal such administrative rules, guidelines and practices relating to the 2006 Plan as it deems advisable, and to construe and interpret the terms of the 2006 Plan and any award agreements entered into under the 2006 Plan. To the extent permitted by applicable law, our board may delegate any or all of its powers under the 2006 Plan to one or more committees or subcommittees of the Board and may delegate to one or more of our officers the power to grant awards to our employees and employees of officers of any of our present or future subsidiary corporations and to exercise such other powers under the 2006 Plan as our Board of Directors may determine, provided that our Board of Directors shall fix the terms of the awards to be granted by such officers (including the exercise price of such awards) and the maximum number of shares subject to awards that the officers may grant. No officer shall be authorized to grant awards to any of our executive officers or officers. Discretionary awards to non-employee directors may be granted and administered only by a committee solely comprised of “independent directors” as defined by the NASDAQ Marketplace Rules.

Eligibility

All of the employees, officers, directors, consultants and advisors of our company and its subsidiaries, and of other business ventures in which we have a controlling interest as determined by our Board, are eligible to receive options, SARs, restricted stock, restricted stock units and other stock-based awards under the 2006 Plan. We refer to these as “Awards.” Each person who receives an Award under the 2006 Plan is deemed a “Participant.”

The maximum number of shares of common stock with respect to which Awards may be granted to any Participant under the 2006 Plan is 750,000 per calendar year. For purposes of this limit, the combination of an option in tandem with a SAR is treated as a single award. The maximum number of shares of common stock with respect to which Awards other than options and SARs may be granted under the 2006 Plan is 35% of the maximum number of shares available for grant of Awards under the 2006 Plan.

Number of Shares

The 2006 Plan initially authorized the issuance of 750,000 shares of common stock with an annual increase in shares reserved on the first day of each fiscal year beginning in fiscal year 2007 and ending on the second day of the fiscal year 2010 in amount equal to the lowest of (i) 750,000 shares of common stock, (ii) the number of shares of common stock that, when added to the number of shares of common stock already reserved under the 2006 Plan, equals 5% of our outstanding shares on such date or (iii) an amount determined by our Board. Such annual increase is commonly referred to as an “evergreen provision.”

Pursuant to the evergreen provision, which expired in 2010, an additional 2,672,748 shares were made available for grant under the 2006 Plan between 2007 and 2010. Additionally, on June 10, 2010, our stockholders approved an amendment to the 2006 Plan to increase the number of shares of common stock reserved for issuance from 3,422,748 shares to 6,422,748 shares, any or all of which may be granted in the form of incentive stock options. In connection with the Annual Meeting, our stockholders are being asked to approve an amendment to the 2006 Plan to increase the number of shares of common stock reserved for issuance to 13,422,748 shares.

If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part, is settled in cash or results in any common stock not being issued, the unused common stock covered by such Award shall again be available for the grant of Awards under the 2006 Plan. However, shares of common stock tendered to the Company by a Participant to exercise an Award or satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation), shares of common stock covered by SARs (except any shares of common stock covered by a SAR granted in tandem with an option for the same number of shares of common stock whereby only one such Award may be exercised), and shares repurchased by the Company on the open market using the proceeds from the exercise of an Award, shall be counted against the number of shares of common stock available for the grant of Awards under the 2006 Plan, However, in the case of incentive stock options, the foregoing provisions shall be subject to any limitations under the Internal Revenue Code. Shares of common stock delivered (either by actual delivery, attestation or net exercise) to us by a Participant to purchase shares of common stock upon the exercise of an Award or to satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) will not be added back to the number of shares available for the future grant of Awards. In addition, shares of common stock repurchased by us on the open market using the proceeds from the exercise of an Award will not increase the number of shares available for future grant of Awards.

If we grant a SAR in tandem with an option for the same number of shares of common stock and provide that only one such Award may be exercised (referred to as a “Tandem SAR”), only the shares covered by the option, and not the shares covered by the Tandem SAR, will be counted against the number of shares available for the grant of Awards under the 2006 Plan, and the expiration of one in connection with the other’s exercise will not restore shares to the 2006 Plan. In the case of the exercise of a SAR, the number of shares counted against the shares available under the 2006 Plan will be based on the proportion of the total SAR that is actually exercised, rather than the number of shares actually issued. Shares covered by a Tandem SAR will not again become available for grant upon the expiration or termination of the Tandem SAR.

Shares issued under the 2006 Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

Types of Awards

The 2006 Plan provides for the grant of stock options, SARs, restricted stock, restricted stock units and other stock-based awards.

Incentive and Nonstatutory Stock Options. An Option is an award where the recipient receives the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Only our employees and employees of our subsidiaries may receive “incentive stock options” as defined in Section 422 of the Internal Revenue Code. An Option that is not intended to be an incentive stock option is a “nonstatutory stock option”.

Our board establishes the exercise price of each Option and specifies such exercise price in the applicable option agreement; provided, however, that the exercise price shall not be less than 100% of the fair market value of our common stock on the date the Option is granted. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board specifies in the applicable option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

The 2006 Plan permits the following forms of payment of the exercise price of an Option: (i) payment by cash, check or in connection with a “cashless exercise” through a broker; (ii) subject to certain conditions, surrender to us of shares of our common stock; (iii) subject to certain conditions, by payment of such lawful consideration as determined by our Board, other than by delivery of a promissory note, or (iv) by any combination of these forms of payment.

Stock Appreciation Rights. A Stock Appreciation Right, or SAR, is an award entitling the holder, upon exercise, to receive an amount in common stock or cash or a combination thereof determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of common stock. SARs may be granted independently or in tandem with an option. Our Board establishes the grant price or exercise price of each SAR and specifies such grant price or exercise price in the applicable Award agreement; provided, however, that the grant price or exercise price shall not be less than 100% of the fair market value of our common stock on the date the SAR is granted. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board specifies in the applicable Award agreement; provided, however, that no SARs will be granted with a term in excess of 10 years.

SARs granted in tandem with Options will be exercisable only at such time or times, and to the extent, that the related Option is exercisable and will terminate and no longer be exercisable upon the termination or exercise of the related Option (except to the extent designated by the Board in connection with a reorganization event, as described below), except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced unless the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR. The Option will terminate and no longer be exercisable upon the exercise of the related SAR. The SAR will be transferable only with the related Option.

Restricted Stock Awards. Awards of Restricted Stock entitle recipients to acquire shares of common stock, subject to our right to repurchase all or part of such shares (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award. Recipients will be entitled to all ordinary cash dividends paid with respect to the shares of Restricted Stock, unless otherwise provided by the Board. If any dividends or distributions are paid in shares of common stock or consist of a dividend or distribution to common stockholders other than an ordinary cash dividend, the shares, cash or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid.

Restricted Stock Unit Awards. Restricted Stock Unit Awards entitle the recipient to receive shares of common stock (or, if provided in the applicable Award agreement, cash equal to the fair market value of such shares of common stock) to be delivered at the time such shares vest pursuant to the terms and conditions established by our Board of Directors. A Restricted Stock Unit may provide the recipient with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of common stock, subject to terms and conditions established by our Board of Directors.

Other Stock Unit Awards. Under the 2006 Plan, the Board of Directors has the right to grant other Awards based upon the common stock having such terms and conditions as the Board of Directors may determine, including the grant of shares based upon certain conditions, the grant of Awards that are valued in whole or in part by reference to, or otherwise based on, shares of common stock or other property, and the grant of Awards entitling recipients to receive shares of common stock to be delivered in the future. Other Stock Unit Awards are available as a form of payment in the settlement of other Awards granted under the 2006 Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of common stock or cash, as determined by our Board of Directors.

Performance Awards

The 2006 Plan refers to Performance Awards as Restricted Stock and Restricted Stock Unit Awards and Other Stock Unit Awards which may be made subject to the achievement of performance goals, which we refer to herein as “Performance Awards.”

Performance Measures. For any Award that is intended to qualify as performance-based Compensation under Section 162(m) of the Internal Revenue Code, our Compensation Committee must specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by our Compensation Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: (a) net income, (b) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, (c) operating profit before or after discontinued operations and/or taxes, (d) sales, (e) sales growth, (f) earnings growth, (g) cash flow or cash position, (h) gross margins, (i) stock price, (j) market share, (k) return on sales, assets, equity or investment, (l) improvement of financial ratings, (m) achievement of balance sheet or income statement objectives or (n) total shareholder return, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance measures may be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the write-down of any asset, and (v) charges for restructuring and rationalization programs. Such performance measures: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Compensation Committee; and (iii) shall be set by the Compensation Committee within the time period prescribed by, and shall otherwise comply with the requirements of Section 162(m). Awards that are not intended to qualify as performance-based compensation may be based on these or such other performance measures as our Board may determine. With respect to any Performance Awards that are intended to qualify as performance-based compensation under Section 162(m), the Committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to such Award. Our Compensation Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant. Our Compensation Committee may impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for performance-based compensation under Section 162(m).

Administration

Transferability of Awards. Except as our Board may otherwise determine or provide in an Award, Awards cannot be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order, and, during the life of a Participant, shall be exercisable only by such Participant.

Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as our Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the 2006 Plan.

Board Discretion. Except as otherwise provided by our 2006 Plan, each Award may be made alone or in addition to or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

Termination of Status. Our Board shall determine the effect on an Award in the event of the disability, death, termination of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before we will deliver stock certificates or otherwise recognize ownership of common stock under an Award. We may decide to satisfy withholding obligations through additional withholding on salary or wages. If provided for in an Award or approved by our Board in its sole discretion, and subject to certain conditions, a Participant may satisfy such tax obligations in whole or in part by delivery of shares of common stock, including shares retained from the Award creating the tax obligation.

Amendment of Award. Our Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting another Award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a nonstatutory stock option, provided either (i) that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant or (ii) that the change is permitted in connection with a change in capitalization or reorganization event, as described below.

Conditions on Delivery of Stock. We are not obligated to deliver any shares of common stock pursuant to the 2006 Plan or remove restrictions from shares previously delivered under the 2006 Plan until (i) all conditions of the Award have been met or removed to our satisfaction, (ii) in the opinion of our counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to us such representations or agreements as we may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

Provisions for Foreign Participants. Our Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the 2006 Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

Repricing. The 2006 Plan provides that, unless such action is approved by our stockholders, we may not: (i) amend any outstanding Option or SAR granted under the 2006 Plan to provide an exercise or measurement price per share that is lower than the then-current exercise or measurement price of such outstanding Option or SAR; (ii) cancel any outstanding Option or SAR (whether or not granted under the 2006 Plan) and grant in substitution new Awards under the 2006 Plan (other than substitute awards described below) covering the same or a different number of shares of common stock and having an exercise or measurement price lower than the then-current exercise or measurement price of the cancelled Option or SAR; (iii) cancel in exchange for a cash payment any outstanding Option or SAR with an exercise or measurement price per share above the then-current fair market value of our common stock (other than in connection with a change in capitalization or reorganization event, as described below); or (iv) take any other action under the 2006 Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market.

Substitute Awards. In connection with a merger or consolidation of an entity with us or the acquisition by us of property or stock of another entity, our Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as our Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the 2006 Plan. Substitute Awards will not count against the maximum number of shares available for grant under the 2006 Plan, except as may be required by the Internal Revenue Code.

Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of common stock other than an ordinary cash dividend, (i) the number and class of securities available under the 2006 Plan, (ii) the sub-limits set forth in the 2006 Plan, (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share- and per-share provisions and the exercise price of each SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock and Restricted Stock Unit Award and (vi) the share- and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock Unit Award, will be appropriately and equitably adjusted in a manner determined by our Board.

In the event that we effect a split of our common stock by means of a stock dividend and the exercise price and the number of shares subject to an Option are adjusted as of the date of the distribution of the dividend

(rather than as of the record date for such dividend), then a Participant who exercises an Option between the record date and the distribution date for such stock dividend will be entitled to receive, on the distribution date, the stock dividend with respect to the shares of common stock acquired upon exercise of the Option, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

Consequences of a Reorganization Event on Awards Other than Restricted Stock and Restricted Stock Unit Awards. In connection with a reorganization event (as defined below), our Board will take any one or more of the following actions as to all or any outstanding Awards other than Restricted Stock and Restricted Stock Unit Awards on such terms as our Board determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant’s unexercised Options or other unexercised Awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such reorganization event, (iv) in the event of a reorganization event under the terms of which holders of common stock will receive upon consummation thereof a cash payment for each share surrendered in the reorganization event (the “Acquisition Price”), make or provide for a cash payment to a Participant equal to the excess, if any, of (A) the Acquisition Price times the number of shares of common stock subject to the Participant’s Options or other Awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding Options or other Awards and any applicable tax withholdings, in exchange for the termination of such Options or other Awards, (v) provide that, in connection with our liquidation or dissolution, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof) and (vi) any combination of the foregoing.

Consequences of a Reorganization Event on Restricted Stock and Restricted Stock Unit Awards. Upon the occurrence of a reorganization event other than a liquidation or dissolution, our repurchase and other rights under each outstanding Restricted Stock and Restricted Stock Unit Award shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the common stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to the common stock subject to such Restricted Stock or Restricted Stock Unit Award. Upon the occurrence of a reorganization event involving our liquidation or dissolution, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or Restricted Stock Unit Award or any other agreement between a Participant and us, all restrictions and conditions on all Restricted Stock and Restricted Stock Unit Awards then outstanding shall automatically be deemed terminated or satisfied.

Under the 2006 Plan, a “reorganization event” generally means (a) any merger or consolidation of our company with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash securities or other property or is cancelled, (b) any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

Plan Benefits. As of March 31, 2012, approximately 58 individuals were eligible to receive awards under the 2006 Plan, including our six executive officers and eight non-employee directors. The granting of awards under the 2006 Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group. On April 10, 2012, the last reported sale price of our common stock on the NASDAQ Global Market was $10.36.

Amendment or Termination of the 2006 Plan. No Award may be made under the 2006 Plan after May 14, 2016 but Awards previously granted may extend beyond that date. The Board may amend, suspend or terminate the 2006 Plan or any portion thereof at any time; provided that, (i) to the extent required to comply with Section 162(m), no Award intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, unless and until our stockholders approve the amendment in the manner required by Section 162(m); (ii) no amendment that would require stockholder approval under the rules of NASDAQ may be made effective unless and until our stockholders approve such amendment; and (iii) from and after the effective date of an amendment to the NASDAQ corporate governance rules to no longer require stockholder approval of material amendments to equity compensation plans, no amendment to the 2006 Plan (A) materially increasing the number of shares authorized under the 2006 Plan, with limited exceptions, (B) expanding the types of Awards that may be granted under the 2006 Plan, or (C) materially expanding the class of participants eligible to participate in the 2006 Plan, shall become effective until stockholder approval is obtained.

Federal Income Tax Consequences

The following is a general summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the 2006 Plan. This summary is based on the federal tax laws in effect as of the date of this Proxy Statement. In addition, this summary assumes that all Awards are exempt from, or comply with, the rules under Section 409A of the Internal Revenue Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or our corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Non-statutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options. A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights. A participant will not have income upon the grant of a SAR. A participant generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards. A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Internal Revenue Code is made within 30 days of the date of grant. If a timely

83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units. A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock Unit Awards. The tax consequences associated with any Other Stock Unit Award granted under the 2006 Plan will vary depending on the specific terms of such Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to Us. There will be no tax consequences to our company except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Board Recommendation

The Board of Directors believes that adoption of the Amendment to the 2006 Stock Incentive Plan to increase the number of shares available for issuance thereunder from 6,422,748 shares to 13,422,748 shares is in the best interests of Achillion and the best interests of our stockholders, and therefore, recommends a vote FOR this proposal.

PROPOSAL 4—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2002. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at our Annual Meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Board Recommendation

The Board of Directors believes that the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is in the best interests of Achillion and the best interests of our stockholders and therefore recommends a vote FOR this proposal.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during 2011 all our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements.

Stockholder Proposals for the 2013 Annual Meeting

Proposals of stockholders intended to be presented at the 2013 Annual Meeting of Stockholders must be received by us at our principal office in New Haven, Connecticut not later than December 25, 2012 for inclusion in the Proxy Statement for that meeting.

In addition, our by-laws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our Proxy Statement in accordance with Rule 14a-8 under the Exchange Act). The required notice must be received by our Secretary at our principal offices not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting of stockholders. The advance notice provisions of our by-laws supersede the notice requirements contained in recent amendments to Rule 14a-4 under the Exchange Act.

CORPORATE GOVERNANCE

General

This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct described below are available on our website at www.achillion.com. Alternatively, you can request a copy of any of these documents by writing to: Investor Relations, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511. Our Board of Directors believes that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders.

Corporate Governance Guidelines

Our Board of Directors adopted corporate governance guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of Achillion and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	the principal responsibility of the directors is to oversee management of the company;

•	a majority of the members of the Board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to senior executives and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board of Directors’ Determination of Independence

Under applicable NASDAQ rules, a director only qualifies as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that none of Messrs. Frashier, Scheer, Simon, Van Nostrand, Wright, Drs. Fisherman or Liotta or Ms. Vitullo has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule  4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules.

Director Nomination Process

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to our board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the full board. In considering whether to recommend any particular candidate for inclusion in our board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee considers the criteria as set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, age, conflicts of interest, the ability to act in the interests of all stockholders and whether the candidate enhances the diversity of our board. Nominees are not discriminated against on the basis of race, religion, national origin, gender or any other basis as prescribed by law. The Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director and views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional concepts such as race or gender. In September 2010, the Committee nominated and the Board appointed Ms. Vitullo, the first woman to sit on Achillion’s Board. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our board to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to our Nominating and Corporate Governance Committee, c/o Secretary, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria, as for candidates submitted by others.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth above under “Stockholder Proposals for the 2013 Annual Meeting.”

Board of Directors Leadership Structure

Mr. Scheer has served as our Chairman of the Board since March 2010. We believe that having an independent director serve as our Chairman allows our Chief Executive Officer to focus on our business, while allowing the Chairman of the Board to fulfill a fundamental leadership role of providing advice to and independent oversight of our Board.

Our Chief Executive Officer devotes a substantial amount of time and effort to his position. The Chairman of the Board role requires significant additional commitment, particularly as the Board’s oversight responsibilities continue to grow. Our Board is committed to practicing good corporate governance and believes that having an independent non-executive director serving as Chairman is the appropriate leadership structure for our Company.

Our Chairman of the Board is responsible for the smooth functioning of our Board and enhancing its effectiveness. Our Chairman will guide the process of our Board, provide input on agenda items, and preside at Board meetings. Our Chairman will also act as a liaison between our Board members and our executive management team, consulting regularly and providing guidance on Board-related matters.

Board of Directors’ Role in Risk Oversight

Our Board of Directors plays an important role in risk oversight directly and through its Committees. In particular, the Board of Directors meets regularly with and is updated by our executive officers on areas of material risk to the Company, including strategic planning and financial, regulatory, legal and operational updates. These reports are provided in connection with every regular Board meeting and are discussed, as necessary, at the meeting. The Board of Directors is also routinely informed of developments that affect our risk profile and those that are material to other aspects of our business. Further, significant transactions and decisions require approval by the Board of Directors, or the appropriate Board committee.

Our Audit Committee is responsible for oversight of our financial processes and for monitoring our internal controls over financial reporting, disclosure controls and procedures, our risk management and investment policies and our code of business conduct and ethics. The Audit Committee meets regularly with management and our independent registered accounting firm and addresses risks as the Audit Committee deems appropriate.

Our Compensation Committee monitors risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Committee’s responsibilities include annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s and our other named executive officers’ compensation, making recommendation to our Board with respect to the compensation of our other executive officers, overseeing an annual evaluation of our executives and reviewing our compensation policies and procedures in general.

Our Nominating and Corporate Governance Committee reviews and assesses the adequacy and risk associated with our corporate governance policies, identifies and recommends appropriate individuals to be nominated to our Board of Directors and oversees an annual evaluation to determine if our committees are functioning effectively.

Board of Directors Meetings and Attendance

Our Board of Directors held five meetings, either in person or by teleconference, during the year ended December 31, 2011, or fiscal 2011. During fiscal 2011, each of our current directors attended at least 75% of the aggregate number of Board of Directors meetings and meetings held by all committees on which he/she then served.

Our Corporate Governance Guidelines provide that our directors are expected to attend the Annual Meeting of Stockholders. In 2011, all of our current directors attended the Annual Meeting of Stockholders.

Board of Directors Committees

Our Board of Directors has established three standing committees—Audit, Compensation and Nominating and Corporate Governance, each of which operates under a written charter that has been approved by the Board of Directors. Current copies of each of our committee’s charter are posted on the Corporate Governance section of our website, www.achillion.com.

Our Board of Directors has determined that all of the members of each of the Board’s three standing committees are independent as defined under the rules of the NASDAQ Stock Market, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Audit Committee

Our Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions;

•	preparing the Audit Committee Report required by SEC rules;

•	considering the adequacy of our internal accounting controls, critical accounting policies and audit procedures; and

•	approving (or, as permitted, pre-approving) all audit and non-audit services to be performed by our independent registered public accounting firm.

The members of our Audit Committee are Messrs. Van Nostrand and Wright and Dr. Fisherman. Mr. Van Nostrand chairs the Audit Committee. Our Board of Directors has determined that Mr. Van Nostrand is an “Audit Committee financial expert” as defined by applicable SEC rules. Our Audit Committee held five meetings, either in person or by teleconference, during fiscal 2011.

Compensation Committee

Our Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer and our other named executive officers’ compensation;

•	determining our Chief Executive Officer’s compensation;

•	reviewing and approving, and reporting to our Board of Directors with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering discretionary cash bonus awards and our equity incentive plans;

•	reviewing and making recommendations to our Board of Directors with respect to director compensation;

•	reviewing and discussing annually with senior executives our “Compensation Discussion and Analysis”; and

•	preparing the report of the Compensation Committee required by SEC rules.

The processes and procedures followed by our Compensation Committee in considering and determining compensation are described below in “Compensation Discussion and Analysis” under the heading “Compensation Processes.”

The Compensation Committee is authorized to retain advisors and consultants and to compensate them for their services. Additionally, the Compensation Committee may delegate authority to one or more subcommittees as it deems appropriate. During fiscal 2011, the Compensation Committee did not retain any advisors or consultants.

The members of our Compensation Committee are Messrs. Frashier, Scheer, Simon and Van Nostrand. Mr. Frashier chairs the Compensation Committee. Our Compensation Committee held six meetings, either in person or by teleconference, during fiscal 2011.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board of Director members;

•	recommending to our Board of Directors the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing and making recommendations to the Board of Directors with respect to management succession planning;

•	developing and recommending to the Board of Directors corporate governance principles; and

•	overseeing an annual evaluation of the Board of Directors.

The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process”. The Nominating and Corporate Governance Committee is authorized to retain advisors and consultants and to compensate them for their services.

The members of our Nominating and Corporate Governance Committee are Messrs. Frashier and Scheer and Ms. Vitullo. Mr. Scheer chairs the Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee held one meeting during fiscal 2011.

Communicating with the Independent Directors

Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Chairman of the Board (if an independent director), or the Lead Director (if one is appointed), or otherwise the Chairman of the Nominating and Corporate Governance Committee is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board, Lead Director or Chairman of the Nominating and Corporate Governance Committee, as appropriate, considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board of Directors should address such communications to Board of Directors, c/o Secretary, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, CT 06511-6624.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our chief executive officer, chief financial officer and corporate controller. We have posted a copy of the code on our website, www.achillion.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ Stock Market listing standards concerning any amendments to, or waivers of, our code.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

The purpose of this compensation discussion and analysis section is to discuss the principles underlying our compensation policies and decisions with respect to all of our executive officers, and specifically those who are named in the “Summary Compensation Table,” or our “named executive officers,” with a focus on the factors we rely upon most heavily in setting compensation for those individuals. Our Compensation Committee is the body responsible for establishing and administering our policies governing the compensation for our executive officers, including determining base salaries, cash bonuses and equity incentive compensation. The Compensation Committee also considers the recommendations of our chief executive officer when determining the appropriate levels of compensation for each of our executive officers, including our named executive officers, as well as for the company as a whole. The members of our Compensation Committee are Messrs. Frashier, Scheer, Simon and Van Nostrand. Mr. Frashier serves as chairman of the Compensation Committee.

Compensation Objectives

The primary objective of the Compensation Committee of our Board of Directors with respect to executive compensation is to attract, retain and motivate the best possible executive talent. The Compensation Committee strives to tie short- and long-term cash and equity incentives to achievement of measurable corporate and individual performance objectives and to align executives’ incentives with stockholder value creation. To achieve this objective, the Compensation Committee has maintained, and expects to further implement, compensation plans that tie a substantial portion of executives’ overall compensation to our research, clinical, regulatory, business development, financial and operational performance.

Compensation Processes

The Compensation Committee is responsible for reviewing and monitoring the compensation of our chief executive officer and our other named executive officers. Our chief executive officer makes recommendations regarding compensation to the Compensation Committee. Our chief executive and chief financial officer develop these recommendations by utilizing publicly available compensation data and subscription compensation survey data for national and regional companies in the biopharmaceutical industry. We believe that the information provided by these surveys provides us with an appropriate starting place for compensation benchmarks, because many of the companies included in these surveys have similar organizational structures and tend to compete with us for executives and other employees.

In addition to the use of publicly available and subscription compensation data, in December 2010, the Compensation Committee retained Radford, an Aon Hewitt Company, in a comprehensive engagement to assist in evaluating the compensation of our employees, executives and directors. The Committee’s objectives in initiating this review were to ensure competitive compensation practices overall, to address the equity participation consequences of a highly dilutive financing, to focus on retaining employees who held significantly underwater stock options, and to explore the possible migration from an equity strategy that historically involved only option grants to one which might include use of restricted stock, restricted stock units or performance shares.

The first step in the compensation review process was the compilation of an appropriate peer set. After discussion with and review by the Compensation Committee, Radford created a peer group of publicly traded companies to benchmark competitive pay levels and compensation practices. Peer group companies are those which are:

•	in a similar industry;

•	have similar market capitalizations;

•	have a similar number of employees; and

•	are at a similar stage of product development as our company.

We reviewed the publicly available compensation data from this peer group to set compensation for our chief executive officer, our other named executive officers and our Board of Directors. The peer group consisted of the following companies:

Anadys Pharmaceuticals	Ardea Biosciences	ArQule
Celldex Therapeutics	Curis	Cytokinetics
CytRx Corporation	Idenix Pharmaceuticals	Idera Pharmaceuticals
Inhibitex	Insmed	MediciNova
Metabolix	Neurocrine Biosciences	Novavax
Penwest Pharmaceuticals	Pharmacyclics	Pharmasset
Sunesis Pharmaceuticals	Synta Pharmaceuticals	Trubion Pharmaceuticals
Ziopharm Oncology

We operate within the framework of a pay-for-performance philosophy which is intended to bring base salaries and total executive compensation in line with the median of companies with a similar number of employees and in a similar stage of development represented in the compensation data that we review.

To determine each component of an executive’s initial compensation package, we utilize numerous factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that we review;

•	the demand for individuals with the individual’s specific expertise and experience at the time of hire;

•	performance goals and other expectations for the position;

•	comparison to other executives within our company having similar levels of expertise and experience; and

•	uniqueness of industry skills and the relative need within Achillion for someone with those skills.

We have implemented, and the Compensation Committee has approved, an annual performance review process under which annual performance objectives are determined and set forth in writing at the beginning of each calendar year for the corporation as a whole, for each individual executive and by extension, the functional department that each executive oversees. Annual corporate goals are proposed by senior executives and approved by the Board of Directors at the beginning of each calendar year. These corporate goals target the achievement of specific research, clinical, regulatory, business development and financial and operational milestones. Individual and department goals are proposed by each executive and approved by the chief executive officer during the first quarter of each calendar year. Annual individual and department goals focus on contributions which facilitate the achievement of the corporate goals. The chief executive officer’s goals and our other named executive officers’ individual goals are reviewed and approved by the Compensation Committee. In addition to individual goals for each executive officer, the executive team establishes a shared goal over which the executive officers as a group have combined control. These shared goals typically involve share price accretion and targets for limiting total operating expenditures.

During the last two months of the calendar year, our chief executive officer, other senior executives and the Compensation Committee evaluate individual, department and corporate performance against the written goals for the year. Annual salary increases, annual bonuses and annual stock option awards granted to our employees are tied to the achievement of these goals. Consistent with our compensation philosophy, each non-executive employee’s evaluation begins with a written self-assessment, which is submitted to the employee’s supervisor. The supervisor then prepares a written evaluation based on the employee’s self-assessment, the supervisor’s own evaluation of the employee’s performance, and, in some cases, input from others within the Company. This process leads to a recommendation by senior executives for annual employee salary increases, annual stock option awards and bonuses, if any, which is then reviewed and approved by the Compensation Committee. Our executive officers, other than the chief executive officer, are evaluated by the chief executive officer, who submits recommendations for salary increases, bonuses and stock option awards to the Compensation Committee for review and approval. In the case of the chief executive officer, individual performance evaluation is evaluated by the Compensation Committee and the Compensation Committee determines his salary increases, bonuses and stock option awards. For all employees, including our executive officers, annual base salary increases, to the extent granted, are implemented effective the first day of the new calendar year.

In December 2010, the Compensation Committee also engaged Radford in a separate process to fully assess the competitive pay position of the Company’s employees, executives and directors. As part of this process, the Committee reviewed the Company’s peer group, asked Radford to provide observations and recommendations based on peer group comparison, including Radford’s assessment of all elements of pay (base salary, target incentive bonus as a percentage of base salary, target total cash and long-term incentive compensation), the Company’s historical pay for performance alignment, the Company’s current equity use, equity mix and share allocation, current “in-the-money” gains and retention value from the Company’s outstanding equity program, potential wealth creation opportunities of the Company’s equity program based on potential future stock prices, total potential equity ownership relative to the peer group, and unvested and unearned equity grants as percentage of total shares outstanding relative to the peer group.

In summary, this data demonstrated that the Company’s base salaries generally were positioned between the 25th and 50th percentiles in the aggregate, but approximated the low end of the market median. The Company’s executive short-term incentive opportunities were generally aligned with or trailed market practice by 5% of base salary. The Company’s aggregate total cash compensation most closely aligned with the market 25th percentile. Similarly, the Company’s annual equity incentives were positioned between the market 25th and 50th percentiles. Overall, the Company’s aggregate total compensation was positioned in the second quartile, just below market median. In December 2010, the Compensation Committee incorporated the results of Radford’s analysis in making year-end compensation adjustment decisions. Specifically, the Compensation Committee increased the base salaries of our chief executive officer and certain other officers in response to the comparative data presented in the Radford report. In addition, the Compensation Committee adopted a two-year plan to increase equity participation and granted stock options to employees and executives in response to the comparatively low level of equity participation outlined in the Radford analysis. The December 2011 Compensation Committee adjustments to salary and equity compensation were the second part of this two-year plan, which continued to utilize the Radford analysis performed in December 2010.

Say-on-Pay

Beginning in 2011, we gave our shareholders an opportunity to provide feedback on our executive compensation program and related proxy disclosure through an advisory vote at our annual shareholders meeting. Shareholders were asked to approve, on an advisory basis, the compensation paid to our named executive officers. A significant percentage of shareholders indicated approval of the compensation of the named executive officers, with 99.9% of the votes of the shares present or represented and voting on such matter cast in favor of the proposal.

In light of the results of the advisory vote, the Compensation Committee approached decisions regarding executive compensation policies and decisions for 2012 in a manner consistent with 2011.

Compensation Components

The components of our compensation package are as follows:

Base Salary

Base salaries for our executives and non-executive employees are established based on the scope of their responsibilities and their prior relevant background, training and experience, taking into account competitive market compensation paid by the companies represented in the compensation data we review for similar positions and the overall market demand for such executives at the time of hire. As with total executive compensation, we believe that executive base salaries should generally target the mean of the salaries for executives in similar positions and with similar responsibilities in the companies of similar size to us represented in the compensation data we review. An executive’s base salary is also evaluated together with other components of the executive’s compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

Base salaries are reviewed annually as part of our performance review process and increased for merit, as determined through an assessment of each employee’s or executive’s success in meeting or exceeding individual performance objectives and an assessment of whether significant corporate goals were achieved. If we identify significant market changes in our data analysis, we also realign base salaries with market levels for the same positions in the companies of similar size to us represented in the compensation data we review. Additionally, we adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an employee’s or executive’s role or responsibilities.

In December 2011, our Compensation Committee approved an increase in aggregate non-executive employee base salaries of 4.5% based upon merit and to reflect a number of non-executive employee promotions. The aggregate increase in base salaries was also based upon information provided by Radford during their review, which indicated that peer companies were utilizing an average 3% merit increase for 2011 salary adjustments. The Compensation Committee also approved increases in executive base salaries ranging from 4.5% to 7.5%. The increases to our executives’ salaries were based upon merit, maintenance of base salaries in line with market levels for similar positions in comparable companies (based upon information provided by Radford during their consulting engagement) and in some cases, promotion of the individual executive. Radford’s analysis was based upon a review of comparable positions in our peer group which identified that our prior base salaries were below the average salaries of executives in similar positions.

Michael D. Kishbauch, President and Chief Executive Officer. Mr. Kishbauch’s annual base salary in 2011 was $450,000. In December 2011, the Compensation Committee approved an increase to Mr. Kishbauch’s annual base salary to $470,300, effective in January 2012. In making its determination to increase Mr. Kishbauch’s base salary, our Compensation Committee considered two key factors: (i) the level of achievement in advancing the Company’s pipeline of HCV drug candidates, and (ii) the success of the Company’s financial management strategy.

Mary Kay Fenton, Senior Vice President and Chief Financial Officer. Ms. Fenton’s annual base salary in 2010 was $287,625. In December 2011, the Compensation Committee approved an increase to Ms. Fenton’s annual base salary to $300,800, effective in January 2012. In making its determination to increase Ms. Fenton’s salary, our Compensation Committee considered two key factors: (i) the level of achievement of Ms. Fenton’s financial, operational and strategic goals during the year, and (ii) the success of the financing that brought in $65 million in June 2011 with minimal discounts and fees.

Milind S. Deshpande, Ph.D., President of Research and Development and Chief Scientific Officer. Dr. Deshpande’s annual base salary in 2011 was $359,975. In December 2011, the Compensation Committee approved an increase to Dr. Deshpande’s annual base salary to $376,100, effective in January 2012. In making its determination to increase Dr. Deshpande’s salary, our Compensation Committee considered three key factors:

(i) the level of achievement of Dr. Deshpande’s HCV pipeline advancement goals, (ii) the strengthening of the Company’s NS5A program with the introduction and advancement of ACH-3102, and (iii) his support of the Company’s broader strategic goals and communications plan.

Gautam Shah, Ph.D., Senior Vice President and Chief Compliance Officer. Dr. Shah’s annual base salary in 2011 was $300,200. In December 2011, the Compensation Committee approved an increase to Dr. Shah’s annual base salary to $313,700, effective in January 2012. In making its determination to increase Dr. Shah’s base salary, our Compensation Committee considered two key factors: (i) his effective support of the on-time clinical advancement of the Company’s HCV pipeline, both later stage ACH-1625 and early stage ACH-2684, ACH-2928 and ACH-3102, and (ii) the success of Dr. Shah’s goals with respect to advancing the formulation of ACH-1625.

Elizabeth A. Olek, D.O., Senior Vice President and Chief Medical Officer. Dr. Olek’s annual base salary in 2011 was $288,500. In December 2011, the Compensation Committee approved an increase to Dr. Olek’s annual base salary to $310,100, effective in January 2012. In making its determination to increase Dr. Olek’s base salary, our Compensation Committee considered three key factors: (i) the level of achievement of Dr. Olek’s HCV pipeline advancement goals during the year, including the phase II clinical program for ACH-1625, as well as the phase I programs for ACH-2684 and ACH-2928, (ii) Dr. Olek’s support of the Company’s corporate strategic goals and communications plan, and (iii) to reflect her recent promotion from Vice President to Senior Vice President.

Joseph Truitt, Senior Vice President and Chief Commercial Officer. Mr. Truitt’s annual base salary in 2011 was $283,000. In December 2011, the Compensation Committee approved an increase to Mr. Truitt’s annual base salary to $304,200, effective in January 2012. In making its determination to increase Mr. Truitt’s base salary, our Compensation Committee considered three key factors: (i) the advancement of the Company’s commercial plans during 2011, (ii) the advancement of the Company’s communications efforts, particularly with key opinion leaders in the medical community, and (iii) the promotion of Mr. Truitt from Vice President to Senior Vice President.

Annual Performance-Based Cash Bonus

Our compensation program includes eligibility for an annual performance-based discretionary cash bonus. We believe that annual performance-based discretionary cash bonuses compensate for the achievement of strategic, operational and financial objectives. Our Board of Directors has established cash bonus targets for different positions or ranks of employees within our organization that range from 5% to 60% of base salary. Our Board of Directors and Compensation Committee have discretion to adjust these targets. The amount of the cash bonus paid depends on the level of achievement of the stated corporate, department and individual performance goals. For 2011, the target annual performance-based cash bonus percentage was 60% of base salary for our chief executive officer, 40% of base salary for our president of research and development and 35% of base salary for all our other executives. In its discretion, the Compensation Committee may award bonus payments to our executives above or below the target amount, particularly in cases in which goals are not achieved or exceeded.

In December 2011, our Compensation Committee approved cash bonus compensation ranging from 92% to 131% of target for non-executive employees and ranging from 98% to 105% for executives. In making this determination, the Committee gave consideration to both scientific and business accomplishments that were completed during the annual period. The Compensation Committee considered the level of annual goal achievement for the organization as a whole, which totaled approximately 100%. With respect to individual executives, the Committee also assessed the level of specific annual goal achievement, which ranged between 90% and 120%. As some individual goals were exceeded, the aggregate target factor in some cases exceeds 100%. In determining this quantification of annual goal achievement for 2011, management and the Compensation Committee considered, among other objectives, the completion of the following achievements and the level of effort applied towards each during 2011:

(i)	the clinical advancement of our HCV drug candidate, ACH-1625, in a two-segment phase II program including both favorable 28-day and 12-week results near year-end 2011;

(ii)	the clinical advancement of two additional HCV compounds, ACH-2684 and ACH-2928, through a phase I program that included proof-of-concept in each by year-end 2011;

(iii)	the discovery and advancement of a fourth HCV drug candidate, ACH-3102, during 2011 including the accelerated completion of preclinical studies in December 2011;

(iv)	the completion of a successful public financing transaction in June 2011 that provided substantive cash resources to the Company, relieved financing overhang and enhanced liquidity; and

(v)	the significant increase in Company market capitalization and price per share from the beginning of the fiscal year to the end of the fiscal year.

The Compensation Committee agreed in December 2011 that because clinical milestones related to the Company’s HCV drug candidate ACH-1625, which serves as the basis for measuring achievement of item (ii) above, were expected to be measurable in the near term, but were not measurable at the time the Compensation Committee approved the 2011 bonus awards, to make the 2011 bonus awards at approximately one-half their target levels. The Compensation Committee met in January 2012 to assess whether the outstanding milestones related ACH-1625 had been achieved and, determining that they had been achieved, approved the payment of the remainder of the awards. Amounts reflected below for 2011 bonus awards reflect the full bonus amounts, one-half of which were payable to executives in December 2011 and one-half of which became payable in January 2012.

Mr. Kishbauch’s annual cash bonus award for 2011 was $270,800, which represents 100% of his target bonus award. In making this award, the Compensation Committee considered, in addition to the achievement of the Company’s key strategic objectives, Mr. Kishbauch’s individual key objectives including: (i) the advancement of the Company’s lead clinical candidate, ACH-1625 through both 28-day and 12-week data by around year-end, (ii) the advancement of earlier-stage HCV pipeline, with INDs and proof-of-concept for both ACH-2684 and ACH-2928 by year-end, (iii) the implementation of a financial management plan that balanced the needs of investors and operating requirements and repositions the Company’s overall pipeline strategy, and (iv) oversight and advancement of the Company’s HCV partnering interests.

Ms. Fenton’s annual cash bonus award for 2011 was $105,676, which represents 105% of her target bonus award. In making this award, the Compensation Committee considered her individual objectives for 2011 including: (i) developing and implementing a resource and capital plan consistent with the Company’s strategic goals, (ii) managing the Company’s investor relations strategy to increase the profile of the Company within the investor community, (iii) providing timely and accurate financial reporting and compliance, budget management and operations management, and (iv) supporting business development activities from a strategic and financial standpoint.

Dr. Deshpande’s annual cash bonus award for 2011 was $144,536, which represents 100% of his target bonus award. In making this award, the Compensation Committee considered his individual objectives for 2011 including: (i) supporting the timely and efficient clinical development of ACH-1625 through both 28-day and 12-week results near year-end, (ii) advancing ACH-2684 and ACH-2928 to ensure a first quarter 2011 IND filing and proof-of-concept by year-end, (iii) supporting business development, financing and investor relations discussions, and (iv) broadening and deepening the Company’s early stage pipeline of drug candidates notably in the NS5A program, resulting in the accelerated nomination and advancement of ACH-3102.

Dr. Shah’s annual cash bonus award for 2011 was $103,076, which represents 98% of his target bonus award. In making this award, the Compensation Committee considered his individual objectives for 2011 including: (i) supporting the regulatory efforts associated with the timely clinical development of ACH-1625, (ii) supporting the early clinical development of ACH-2684, ACH-2928 and ACH-3102 to ensure achievement of proof-of-concept in the first two by year-end, (iii) driving formulation and drug product development of ACH-1625 to ensure acceptable solid-dose formulation by year-end, and (iv) supporting business development diligence activities.

Dr. Olek’s annual cash bonus award for 2011 was $99,056, which represents 98% of her target bonus award. In making this award, the Compensation Committee considered her individual objectives for 2011 including: (i) managing the phase 2 clinical development of ACH-1625 through both 28-day and 12-week results near year-end, (ii) managing the phase I clinical development of ACH-2684 and ACH-2928 to ensure proof-of-concept in each near year-end, (iii) supporting business development, financing and investor relations discussions, and (iv) enhancing and supporting the Company’s project management function.

Mr. Truitt’s annual cash bonus award for 2011 was $101,920, which represents 103% of his target bonus award. In making this award, the Compensation Committee considered his individual objectives for 2011 including: (i) materially advancing partnership activities surrounding our HCV drug candidates, (ii) executing the commercial development plan for the Company’s HCV franchise, (iii) enhancing the Company’s public relations posture, and (iv) supporting strategic project management goals.

Equity-Based Awards

We believe that long-term performance is achieved through an ownership culture that encourages long-term participation by all our employees in equity-based awards. Our 2006 Plan allows for the grant to employees, including executive officers and directors, of stock options, restricted stock and other equity-based awards. We typically make an initial equity award of stock options to new employees and annual performance-based equity grants as part of our overall annual compensation review. Our Board of Directors has delegated authority to our Compensation Committee to make initial new employee equity grants, as well as annual grants of options to all of our employees. Occasionally, upon promotion or other circumstances, the Compensation Committee may grant awards at other times during the year.

Initial Stock Option Awards. Executives and other employees who join us are awarded initial stock option grants. These grants have an exercise price equal to the fair market value of our common stock on the grant date and a vesting schedule of 25% on the first anniversary of the date of grant and 6.25% quarterly thereafter for the following three years. The size of the initial stock option award is determined based on the employee’s position with us and analysis of the competitive practices of the companies similar in size to us represented in the compensation data that we review.

Restricted Stock Awards. Our 2006 Plan permits the issuance of restricted stock awards, however, no such restricted stock awards have been issued to date under this Plan. Prior to our initial public offering, we granted options under our 1998 Plan that were exercisable immediately for shares of restricted stock that vested over a specified period of time. The Compensation Committee may, in the future, issue restricted stock awards in order to achieve its compensation plan objectives.

Annual Stock Option Awards. Our practice is to grant annual stock option awards as part of our overall compensation review process program. The Compensation Committee believes that stock options provide management with a strong link to long-term corporate performance and the creation of stockholder value. We intend that the annual aggregate value of these awards will be set in an amount required to maintain the employee group as a whole, and executives as a subset, at or near competitive median levels for companies represented in the compensation data we review. As part of the year-end compensation review by our Compensation Committee, our senior executives recommend and the Compensation Committee approves, a pool of options to be granted to employees other than executive officers. The size of this pool is based upon the number of shares required to reach competitive levels of employee ownership for companies represented in the compensation data we review. In addition, our chief executive officer recommends and the Compensation Committee approves, certain option grants to executive officers. The size of those grants is based upon the number of shares required to trend toward meeting, over time, mean levels of stock ownership for officers in similar positions within the companies represented in the compensation data we review.

Our Compensation Committee’s December 2010 consultation with Radford revealed that the value of the Company’s long-term equity-based awards were substantially below the 50th percentile for equity value provided to similar executives in our peer companies. In many cases, the values were below the 25th percentile. As a result, the Compensation Committee asked Radford to recommend, and the Committee approved, a two-year strategy for increasing the value of equity awards granted to executives and employees of the Company. As a result of implementing this strategy, the Compensation Committee granted an increased number of stock option grants in December 2010 as compared to similar grants made in December 2009. The strategy called for, and the Compensation Committee approved, a lower level of option grants in December 2011 as compared to December 2010 as part of this plan. The Compensation Committee’s objective in making these grants is to begin to reach the 50th percentile for long-term incentive value provided by our peer companies to their executives and employees. In December 2011, the Committee granted Mr. Kishbauch an option to purchase 125,000 shares at a purchase price of $7.59 per share, granted Dr. Deshpande and Mr. Truitt an option to purchase 100,000 shares at a purchase price of $7.59 per share and granted to each of Ms. Fenton, Drs. Shah and Olek an option to purchase 75,000 shares at a purchase price of $7.59 per share.

Other Compensation

We maintain broad-based benefits that are provided to all employees, including health insurance, life and disability insurance, dental insurance and a 401(k) defined contribution plan. We currently match employee 401(k) contributions at a rate of $0.50 cents for each dollar contribution, up to 6% of eligible contributions. In particular circumstances, we also utilize cash signing bonuses when certain executives and non-executives join us. Such cash signing bonuses are typically repayable in full to the company if the recipient voluntarily terminates employment with us prior to the first anniversary of the date of hire. Whether a signing bonus is paid and the amount thereof is determined on a case-by-case basis under the specific hiring circumstances. For example, we will consider paying signing bonuses to compensate for amounts forfeited by an employee upon terminating prior employment, to assist with relocation expenses and/or to create additional incentive for an employee to join our company in a position where there is high market demand. We did not award any signing bonuses in 2011.

In addition, we also reimburse Mr. Truitt for reasonable travel and living expenses incurred as a result of his commuting from Pennsylvania to our offices in Connecticut, and make a tax gross-up payment to Mr. Truitt to reimburse him for any federal or state income taxes associated with receipt of such reimbursements (and related income taxes owed due to the receipt of the gross-up payment).

Termination Based Compensation

Severance. On April 5, 2011, we entered into new employment agreements with Mr. Kishbauch, Mr. Truitt, and Drs. Shah and Olek, providing for, among other things, severance and change in control benefits as described below. In addition, on April 5, 2011, we entered into supplemental agreements with Dr. Deshpande and Ms. Fenton, which along with their existing employment agreements, provide for, among other things, severance and change in control benefits as described below. In setting the terms of such severance arrangements, the Compensation Committee recognizes that executives, especially highly-ranked executives, often face challenges securing new employment following termination. Before receiving such severance and change in control benefits, the executives must enter into a separation agreement and release of claims against the Company.

In the event we terminate Mr. Kishbauch’s employment for reasons other than cause, death or disability, or if Mr. Kishbauch terminates his employment for good reason (as defined in his employment agreement), Mr. Kishbauch is entitled to receive (i) his salary in effect on the date of termination until the earlier of (A) the date that is eighteen months following the termination date, and (B) the date Mr. Kishbauch commences full-time employment with another company (but in any event no less than twelve months’ salary continuation); (ii) if Mr. Kishbauch is eligible for and elects to receive COBRA continuation, payment of the premiums for his medical and/or dental insurance benefits for eighteen months or, if earlier, the expiration of his COBRA continuation coverage; (iii) a payment equal to a pro-rated portion of the bonus payment earned or paid for the prior fiscal year; and (iv) immediate vesting and exercisability of 25% of the original number of shares subject to unvested option grants. In the event the employment termination occurs within 12 months following a change in control of the company, then Mr. Kishbauch will receive his current year target cash performance incentive in lieu of the pro-rated amount described above and his right to severance will not terminate upon becoming employed by another company.

In the event we terminate Dr. Deshpande’s or Ms. Fenton’s employment for reasons other than cause, death or disability, or such executive terminates his or her employment for good reason (as defined in such executive’s employment agreement), such executive is entitled to receive (i) his or her salary in effect on the date of termination until the earlier of (A) the date that is six or twelve months following the termination date (depending on whether he or she resigns for good reason and which good reason is the basis for the resignation) and (B) the date he or she commences full-time employment with another company; (ii) if he or she is eligible for and elects to receive COBRA continuation, payment of the premiums for his/her medical and/or dental insurance benefits for twelve months or, if earlier, the expiration of his or her COBRA continuation coverage; (iii) a payment equal to a pro rated portion of the bonus payment earned or paid for the prior fiscal year; and (iv) immediate vesting and exercisability of 25% of the original number of shares subject to unvested option grants. In the event the employment termination occurs within twelve months following a change in control of the company, then Dr. Deshpande and Ms. Fenton will receive his or her current year target cash performance incentive in lieu of the pro rated amount described above and his or her right to severance will not terminate upon becoming employed by another company.

In the event we terminate Mr. Truitt’s, Drs. Shah’s or Olek’s employment for reasons other than cause, death or disability, or if such executive terminates his or her employment for good reason (as defined in his or her employment agreement), such executive is entitled to receive (i) his or her salary in effect on the date of termination until the date that is twelve months following the termination date; (ii) if he or she is eligible for and elects to receive COBRA continuation, payment of the premiums for his or her medical and/or dental insurance benefits for twelve months or, if earlier, the expiration of his or her COBRA continuation coverage; (iii) a payment equal to a pro-rated portion of the bonus payment earned or paid for the prior fiscal year; and (iv) immediate vesting and exercisability of 25% of the original number of shares subject to unvested option grants. In the event such termination occurs within twelve months following a change in control of the company, then such executive will receive his/her current year target cash performance incentive in lieu of the pro-rated amount described above and his or her right to severance will not terminate upon becoming employed by another company.

Acceleration of Vesting of Equity-Based Awards. In addition to the benefits described above, upon a change in control, each of our named executive officers is entitled to immediate vesting and exercisability of 25% of the original number of shares subject to unvested option grants. We refer to this as “single trigger” acceleration. In the event we terminate such executive’s employment for reasons other than cause, death or disability, or if such executive terminates his employment for good reason, within twelve months following a change in control of the company, then each executive officer is entitled to immediate vesting and exercisability of all outstanding equity awards. We believe that “single trigger” acceleration prevents an unintended windfall in the event of a friendly (non-hostile) change of control and provides an incentive for executive officers to remain with Achillion despite the uncertainties raised by a possible change of control, while the “double trigger” provides an incentive for executive officers to pursue change of control events that could result in a termination of the officer’s employment but are in the best interests of our stockholders.

The agreements with our named executive officers also provide that the amount of severance benefits payable to such executive in connection with a change in control may be reduced by an amount such that the excise tax provisions of sections 280G and 4999 of the Internal Revenue Code of 1986 would not apply to such payments. The severance benefits payable will only be so reduced if the net after-tax amount that would be received by the executive is greater than the net after-tax amount that would have been received without such reduction.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code—Section 162(m) of the Internal Revenue Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and to each other officer (other than our chief executive officer and our chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the three most highly paid executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure our stock options to comply with exemptions in Section 162(m) so that the compensation attributable to such options remains tax deductible to us. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interests of our stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee of the Board of Directors:

Gary E. Frashier, Chair

David Scheer

Nicholas Simon

Robert Van Nostrand

Executive Compensation

The following table shows the total compensation paid or accrued for the fiscal years ended December 31, 2011, 2010 and 2009 for our chief executive officer, our chief financial officer and our four other most highly compensated executive officers who served as executive officers during the year ending December 31, 2011. We refer to these officers as our named executive officers.

SUMMARY COMPENSATION TABLE FOR 2011

Name and Principal Position	Year	Salary ($)		Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)		All Other Compensation ($)		Total ($)
Michael Kishbauch,	2011	450,000		694,388	270,810		7,703	(3)	1,422,901
Director, President and Chief Executive Officer	2010	394,800		1,227,270	240,000		7,673	(4)	1,869,743
	2009	377,750		333,700	188,875		5,626	(5)	905,951

Mary Kay Fenton,	2011	287,625		416,633	105,676		7,703	(3)	817,637
Senior Vice President and Chief Financial Officer	2010	263,222	(6)	426,760	90,406	(7)	7,673	(4)	788,061
	2009	235,500		78,138	70,650		3,826	(8)	388,114

Milind Deshpande, Ph.D.	2011	359,975		555,511	144,536		7,703	(3)	1,067,725
President, Research and Development and Chief Scientific Officer	2010	329,436	(9)	454,000	116,000	(10)	7,673	(4)	907,109
	2009	303,190		141,000	90,957		4,841	(11)	539,988

Gautam Shah, Ph.D.	2011	300,200		416,633	103,076		7,703	(3)	827,612
Senior Vice President and Chief Compliance Officer	2010	291,500		426,760	87,450		7,673	(4)	813,383
	2009	278,930		78,138	83,679		4,477	(12)	445,224

Elizabeth Olek, D.O.	2011	288,500		837,548	99,056		7,703	(3)	1,232,807
Senior Vice President and Chief Medical Officer	2010	274,800		426,760	85,325		13,748	(13)	800,633
	2009	252,000		78,138	75,600		4,073	(14)	409,811

Joseph Truitt,	2011	283,000		555,511	101,920		36,437	(15)	976,868
Senior Vice President and Chief Commercial Officer	2010	274,800		426,760	83,677		40,691	(16)	825,928
	2009	263,000		135,138	78,900		31,564	(17)	508,602

(1)	The amounts in this column reflect the aggregate grant date fair value of the option awards granted in accordance with ASC 718, Stock Compensation. There can be no assurance that the ASC 718 amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 12 to our audited financial statements for fiscal 2011, included in our annual report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 8, 2012.
(2)	The amounts in this column reflect discretionary cash performance-based bonus awards approved by the Compensation Committee in connection with our annual performance review process and paid to our named executive officers in January 2012, January 2011 and March 2010, respectively.
(3)	Represents $353 of life insurance premiums paid by Achillion and $7,350 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.
(4)	Represents $323 of life insurance premiums paid by Achillion and $7,350 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.
(5)	Represents $293 of life insurance premiums paid by Achillion and $5,333 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.
(6)	In connection with her promotion to Senior Vice President in October 2010, Ms. Fenton’s annual base salary was increased from $256,800 to $287,625. In 2010, Ms. Fenton was paid $263,222.
(7)	Ms. Fenton’s Non-Equity Incentive Plan Compensation was calculated based on her salary as of December 31, 2010.
(8)	Represents $293 of life insurance premiums paid by Achillion and $3,533 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.

(9)	In connection with his promotion to President, Research and Development in October 2010, Mr. Deshpande’s annual base salary was increased from $321,400 to $359,975. In 2010, Mr. Deshpande was paid $329,436.
(10)	Mr. Deshpande’s Non-Equity Incentive Plan Compensation was calculated based on his salary as of December 31, 2010.
(11)	Represents $293 of life insurance premiums paid by Achillion and $4,548 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.
(12)	Represents $293 of life insurance premiums paid by Achillion and $4,184 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.
(13)	Represents $323 of life insurance premiums paid by Achillion, $7,350 in matching company contributions, $3,466 for travel expense reimbursement incurred as a result of Ms. Olek’s commuting from New York to our offices in Connecticut and $2,609 in a tax gross-up payment to reimburse her for the federal and state income taxes associated with receipt of the reimbursement.
(14)	Represents $293 of life insurance premiums paid by Achillion and $3,780 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.
(15)	Represents $353 of life insurance premiums paid by Achillion, $7,350 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan, $16,335 for travel and living expense reimbursement incurred as a result of Mr. Truitt’s commuting from Pennsylvania to our offices in Connecticut and $12,399 in a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.
(16)	Represents $323 of life insurance premiums paid by Achillion, $7,350 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan, $18,837 for travel and living expense reimbursement incurred as a result of Mr. Truitt’s commuting from Pennsylvania to our offices in Connecticut and $14,181 in a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.
(17)	Represents $269 of life insurance premiums paid by Achillion, $2,529 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan, $21,433 for travel and living expense reimbursement incurred as a result of Mr. Truitt’s commuting from Pennsylvania to our offices in Connecticut and $7,333 in a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.

GRANTS OF PLAN-BASED AWARDS FOR 2011

The following table sets forth information regarding each grant of an award made to a named executive officer during fiscal 2011 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Options Awards (3)($)
Michael Kishbauch Director, President and Chief Executive Officer	12/12/11	270,000	125,000	7.59	694,388

Mary Kay Fenton Senior Vice President and Chief Financial Officer	12/12/11	100,669	75,000	7.59	416,633

Milind Deshpande, Ph.D. President, Research and Development and Chief Scientific Officer	12/12/11	143,990	100,000	7.59	555,511

Gautam Shah, Ph.D. Senior Vice President and Chief Compliance Officer	12/12/11	105,070	75,000	7.59	416,633

Elizabeth Olek, D.O. Senior Vice President and Chief Medical Officer		100,975
	07/22/11		100,000	7.64	559,793
	12/12/11		50,000	7.59	277,755

Joseph Truitt Senior Vice President and Chief Commercial Officer	12/12/11	99,050	100,000	7.59	555,511

(1)	Reflects the potential Non-Equity Incentive Compensation Plan Awards that could have been earned under our 2011 annual performance review process. In its discretion, the Compensation Committee may, however, award bonus payments to our executives above or below the target amounts, particularly in cases in which certain goals are not achieved or exceeded. The amounts actually paid to the named executive officers for performance in 2011 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)	These options vest as to 25% on the first anniversary of the date of grant and as to an additional 6.25% at the end of each three-month period thereafter.
(3)	The amounts reported in this column reflect the aggregate grant date fair value of awards computed in accordance with ASC 718.

Information Relating to Equity Awards and Holdings

Fiscal Year 2011 Equity Awards

The stock option awards disclosed in the Grants of Plan-Based Awards table were awarded by our Compensation Committee as part of the annual option award grants to our officers and employees. These awards represent compensation for performance in 2011. In addition, the Compensation Committee approved a stock option award for Ms. Olek in connection with her promotion to Senior Vice President in July 2011. All of the stock options in the Grants of Plan-Based Awards table were issued under our 2006 Plan and were granted with an exercise price per share equal to the fair market value of our common stock on the date of grant, as determined by our Board of Directors.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2011

The following table sets forth information concerning stock options on December 31, 2011, the last day of our fiscal year, for each of the named executive officers.

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Michael Kishbauch	180,418	—	1.60	07/20/2014
Director, President and Chief Executive Officer	116,997	—	4.00	12/20/2015
	160,000	—	14.75	12/19/2016
	150,000	—	4.82	12/14/2017
	118,500	39,500	1.05	12/15/2018
	71,000	71,000	3.28	12/18/2019
	135,250	405,750	3.10	12/16/2020
	—	125,000	7.59	12/12/2021

Mary Kay Fenton	10,625	—	1.60	12/16/2014
Senior Vice President and Chief Financial Officer	13,125	—	4.00	12/20/2015
	49,000	—	14.75	12/19/2016
	45,000	—	4.82	12/14/2017
	32,625	10,875	1.05	12/15/2018
	16,625	16,625	3.28	12/18/2019
	47,000	141,000	3.10	12/16/2020
	—	75,000	7.59	12/12/2021

Milind Deshpande, Ph.D.	16,250	—	4.00	12/20/2015
President, Research and Development and Chief Scientific Officer	46,000	—	14.75	12/19/2016
	47,900	—	5.41	06/06/2017
	60,000	—	4.82	12/14/2017
	10,637	21,250	1.05	12/15/2018
	30,000	30,000	3.28	12/18/2019
	50,000	150,000	3.10	12/16/2020
	—	100,000	7.59	12/12/2021

Gautam Shah, Ph.D.	3,875	—	1.60	05/26/2014
Senior Vice President and Chief Compliance Officer	2,250	—	1.60	12/16/2014
	9,125	—	4.00	12/20/2015
	22,000	—	14.75	12/19/2016
	23,750	—	4.82	12/14/2017
	11,742	10,875	1.05	12/15/2018
	—	16,625	3.28	12/18/2019
	47,000	141,000	3.10	12/16/2020
	—	75,000	7.59	12/12/2021

Elizabeth Olek, D.O	60,000	—	4.91	12/06/2017
Senior Vice President and Chief Medical Officer	41,250	13,750	1.05	12/15/2018
	16,625	16,625	3.28	12/18/2019
	47,000	141,000	3.10	12/16/2020
	—	100,000	7.64	07/22/2021
	—	50,000	7.59	12/12/2021

Joseph Truitt	68,750	31,250	0.82	01/05/2019
Senior Vice President and Chief Commercial Officer	16,625	16,625	3.28	12/18/2019
	47,000	141,000	3.10	12/16/2020
	—	100,000	7.59	12/12/2021

(1)	The options granted have a ten year life and vest over a four year period with 25% of the shares vesting on the first anniversary of the date of grant and an additional 6.25% vesting at the end of each three-month period thereafter.

OPTION EXERCISES AND STOCK VESTED FOR 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael Kishbauch, Director, President and CEO	90,209	537,989	—	—

Mary Kay Fenton, Senior Vice President and CFO	—	—	—	—

Milind Deshpande, Ph.D. President, Research and Development and Chief Scientific Officer	97,488	618,337	—	—

Gautam Shah, Ph.D. Senior Vice President and Chief Compliance Officer	74,758	288,830	—	—

Elizabeth Olek, D.O. Senior Vice President and Chief Medical Officer	—	—	—	—

Joseph Truitt Senior Vice President and Chief Commercial Officer	—	—	—	—

(1)	Calculated by multiplying the number of shares times the difference of the market price of the stock on the date of exercise less the exercise price.

Employment Agreements and Potential Payments Upon Termination or Change in Control

We have entered into employment agreements with each of Messrs. Kishbauch and Truitt, Drs. Deshpande, Shah and Olek and Ms. Fenton. The employment agreements for these officers generally provide base salary in an amount annually reviewable for increase, but not decrease, at the discretion of our Board of Directors or a committee of the Board of Directors. The employment agreements also entitle each officer to receive an annual cash performance bonus in an amount that is expressed as a percentage of base salary if the Board of Directors in its discretion determines that such officer has achieved or surpassed performance goals established by the Board of Directors or Compensation Committee in consultation with our management. Currently, the minimum target bonus percentage is 60% for Mr. Kishbauch, 40% for Dr. Deshpande and 35% for Ms. Fenton, Drs. Olek and Shah and Mr. Truitt.

Each officer is also eligible to participate in any of our equity incentive programs. In addition, each officer’s employment agreement provides for severance benefits in the event Achillion terminates such officer’s employment for reasons other than cause (as defined in their respective employment agreements), death or disability, or they terminate their respective employment for good reason (as defined in their respective employment agreements). In addition, if, within one year following a change in control of Achillion, such officer’s employment is terminated without cause or if such officer terminates his or her employment for good reason, the officer is entitled to additional change-in-control benefits.

For additional information about our executive compensation program generally and the terms of our employment agreements with our executive officers, including officer base salaries, target bonus amounts, target option awards, option awards actually granted and severance and change in control benefits, please see the section of this Proxy Statement entitled “Compensation Discussion and Analysis.”

Potential Termination and Change in Control Payments

Potential termination and change-in-control payments pursuant to the employment agreements assuming termination or change in control occurred on December 30, 2011 are set forth in the table below.

		Triggering Event
Name	Benefit	Change in Control (With or Without Termination of Employment) ($)		Termination Without Cause (other than following a Change In Control) ($)		Resignation For Good Reason or Termination Without Cause Within 12 Months Following a Change-in-Control ($)		Resignation Due to Requirement For Executive to Relocate (other than following a Change In Control) ($)
Michael Kishbauch	Severance Payments			675,000	(1)	675,000	(1)	675,000	(1)
	Bonus Payment			270,000	(2)	270,000	(3)	270,000	(3)
	Continuation of Benefits			22,620	(4)	22,620	(4)	22,620	(4)
	Market Value of Stock Vesting(5)	1,025,853	(6)	—		2,405,395	(7)	—

	Total	1,025,853		967,620		3,373,015		967,620

Mary Kay Fenton	Severance Payments			287,625	(1)	287,625	(1)	287,625	(1)
	Bonus Payment			100,669	(2)	100,669	(3)	100,669	(3)
	Continuation of Benefits			14,547	(4)	14,547	(4)	14,547	(4)
	Market Value of Stock Vesting(5)	320,528	(6)	—		783,171	(7)	—

	Total	320,528		402,840		1,186,012		402,840

Milind Deshpande, Ph.D.	Severance Payments			359,975	(1)	359,975	(1)	359,975	(1)
	Bonus Payment			143,990	(2)	143,990	(3)	143,990	(3)
	Continuation of Benefits			—	(4)	—	(4)	—	(4)
	Market Value of Stock Vesting(5)	431,463	(6)	—		950,813	(7)	—

	Total	431,463		503,965		1,454,778		503,965

Gautam Shah, Ph.D.	Severance Payments			300,200	(1)	300,200	(1)	300,200	(1)
	Bonus Payment			105,070	(2)	105,070	(3)	105,070	(3)
	Continuation of Benefits			—	(4)	—	(4)	—	(4)
	Market Value of Stock Vesting(5)	320,528	(6)	—		783,171	(7)	—

	Total	320,528		405,270		1,188,441		405,270

Elizabeth Olek, D.O.	Severance Payments			288,500	(1)	288,500	(1)	288,500	(1)
	Bonus Payment			100,975	(2)	100,975	(3)	100,975	(3)
	Continuation of Benefits			5,328	(4)	5,328	(4)	5,328	(4)
	Market Value of Stock Vesting(5)	339,229	(6)	—		801,310	(7)	—

	Total	339,229		394,803		1,196,113		394,803

Joseph Truitt	Severance Payments			283,000	(1)	283,000	(1)	283,000	(1)
	Bonus Payment			99,050	(2)	99,050	(3)	99,050	(3)
	Continuation of Benefits			14,547	(4)	14,547	(4)	14,547	(4)
	Market Value of Stock Vesting(5)	419,266	(6)	—		924,973	(7)	—

	Total	419,266		396,597		1,321,569		396,597

(1)	Represents a lump sum payment equal to twelve months of each executive’s base salary at the time of termination except in the case of Mr. Kishbauch for whom the amount represents a lump sum payment equal to eighteen months of base salary.
(2)	Represents a pro rata portion of the bonus payment due to each executive. This amount is calculated under the assumption that the termination date is the last day of the fiscal year.
(3)	Represents a payment equal to each executive’s annual target bonus payment.

(4)

Represents payment for the continuation of medical and dental benefit coverage equal to the share of the premium for such coverage currently paid by us until the earlier of the end of the 12th month after his or her employment ends or the date the covered individual’s COBRA continuation coverage expires, except in the case of Mr. Kishbauch for whom the amount represents 18 months of coverage.

(5)	These awards would become vested and the value of the acceleration would be equal to the shares multiplied by the excess of the then current stock price over the exercise price of the options. For purposes of this table, we have calculated the value of the acceleration using the closing price of our common stock on December 30, 2011, or $7.62 per share.
(6)	Represents the acceleration of vesting as to 25% of the original number of common shares subject to options held by the executive.
(7)	Represents the acceleration of vesting as to 100% of the original number of common shares subject to options held by the executive.

Securities Authorized for Issuance Under Our Equity Incentive Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2011.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)		Weighted average exercise price of outstanding options (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	6,610,442	(1)	$4.40	(2)	308,863	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	6,610,442				308,863

(1)	Includes shares of our common stock issuable upon exercise of options to purchase common stock awarded under our 1998 Plan and our 2006 Plan.
(2)	Only stock option awards were used in computing the weighted average exercise price.
(3)	Includes shares of our common stock issuable under our 2006 Plan and our 2006 Employee Stock Purchase Plan.

Compensation of Directors

Under our Director Compensation Policy each of our non-employee directors receives (i) a fee of $2,000 for each Board of Directors meeting that such non-employee director attended in person, (ii) a fee of $1,000 for each Board of Directors meeting at which the director participated telephonically and (iii) reimbursement for all expenses incurred in attending Board of Directors and committee meetings. In addition, non-employee directors receive an annual retainer of $30,000, payable in quarterly installments. Directors who serve on the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee receive a fee of $1,000 for each such committee meeting attended outside of a regularly scheduled meeting of the full Board of Directors. The Chairman of the Board receives an additional retainer of $25,000, the Chairperson of the Audit Committee receives an additional annual retainer of $10,000 and each of the chairpersons of the Compensation Committee and Nominating and Corporate Governance Committee receive an additional annual retainer of $5,000.

In addition, subject to approval of the Board of Directors, each non-employee director receives (i) upon initial election to the Board of Directors, a nonstatutory stock option for the purchase of 30,000 shares of our common stock which vests immediately upon election and (ii) an annual stock option grant for the purchase of

20,000 shares of our common stock under our 2006 Plan, which vests as to 25% on the date of grant and as to an additional 2.08% at the end of each monthly period thereafter. We do not compensate directors who are also our officers or employees for service as a director.

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2011:

	Director Compensation
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Jason Fisherman, M.D.	44,000	107,957	—	151,957
Gary Frashier	50,000	107,957	—	157,957
Dennis Liotta, Ph.D.	37,000	107,957	—	144,957
David Scheer	81,000	107,957	—	188,957
Nicholas Simon	52,000	107,957	—	159,957
Robert Van Nostrand	67,000	107,957	—	174,957
Nicole Vitullo	48,000	107,957	—	155,957
David Wright	43,000	107,957	—	150,957

(1)	The amounts in this column reflect the aggregate grant date fair value of the option awards granted for the fiscal year ended December 31, 2011, in accordance with ASC 718, Stock Compensation. There can be no assurance that the ASC 718 amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 12 to our audited financial statements for fiscal 2011, included in our annual report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 8, 2012.
(2)	The number of shares underlying stock options granted to our directors in 2011 are:

Name	Grant Date	Number of Shares Underlying Stock Option Grants in 2011(#)
Jason Fisherman, M.D.	12/12/2011	20,000
Gary Frashier	12/12/2011	20,000
Dennis Liotta, Ph.D.	12/12/2011	20,000
David Scheer	12/12/2011	20,000
Nicholas Simon	12/12/2011	20,000
Robert Van Nostrand	12/12/2011	20,000
Nicole Vitullo	12/12/2011	20,000
David Wright	12/12/2011	20,000

(4)	The aggregate outstanding options for each non-employee director as of December 31, 2011 are:

Name	Aggregate Options Outstanding(#)
Jason Fisherman, M.D.	125,000
Gary Frashier	135,000
Dennis Liotta, Ph.D.	115,000
David Scheer	150,000
Nicholas Simon	135,000
Robert Van Nostrand	150,000
Nicole Vitullo	70,000
David Wright	137,500

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Frashier, Scheer, Simon and Van Nostrand. No member of the Compensation Committee was at any time during 2011, or formerly, an officer or employee of ours or any subsidiary of ours. Messrs. Frashier, Scheer and Van Nostrand have not had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

No executive officer of Achillion has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of our Compensation Committee.

Audit Committee Report

The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2011 and discussed them with our senior executives and our independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by Rule 3526, Communication with Audit Committees Concerning Independence, as adopted by the Public Company Accounting Oversight Board and has discussed with our independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011.

By the Audit Committee of the Board of Directors

Robert Van Nostrand, Chair
Jason Fisherman
David Wright

Fees of Independent Registered Public Accounting Firm

Auditors’ Fees

The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category	Fiscal 2011	Fiscal 2010
Audit Fees(1)	$401,376	$351,139
Audit-Related Fees(2)	—	—
Tax Fees(3)	21,600	14,600
All Other Fees(4)	1,818	1,515

Total Fees	$424,794	$367,254

(1)	Audit Fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees would consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under Audit Fees.
(3)	Tax Fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to services provided for preparation of tax returns, claims for refunds and tax payment-planning services, accounted for the total tax fees billed in fiscal 2011 and 2010.
(4)	All Other Fees for fiscal 2011 and 2010 consists of a subscription to PricewaterhouseCooper LLP’s online accounting research library.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chairman of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

In fiscal 2011, there were no audit fees approved outside of the pre-approval process outlined above.

Certain Relationships and Related Transactions

Item 404(a) of Regulation S-K requires us to disclose in our Proxy Statement any transaction since January 1, 2011, involving more than $120,000 in which we are a participant and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, director, nominee for director, or holder of 5% or more of our common stock, or an immediate family member of any of those persons.

Policies and Procedures Regarding Review, Approval or Ratification of Related Person Transactions

Our Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid related party transactions.

In accordance with our audit committee charter, members of the audit committee, all of whom are independent directors, review and approve all related party transactions for which approval is required under applicable laws or regulations, including SEC and the NASDAQ Stock Market rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which we are a participant and the amount involved exceeds $120,000 and in which any of the following persons has or will have a direct or indirect interest:

•	our executive officers, directors or director nominees;

•	any person who is known to be the beneficial owner of more than 5% of our common stock;

•

any person who is an immediate family member, as defined under Item 404 of Regulation S-K, of any of our executive officers, directors or director nominees or beneficial owner of more than 5% of our common stock; or

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the audit committee reviews and investigates any matters pertaining to the integrity of management, including conflicts of interest and adherence to our Code of Business Conduct and Ethics. Under our Code of Business Conduct and Ethics, our directors, officers and employees are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Under our Code of Business Conduct and Ethics, a director is required to promptly disclose to our Board of Directors any potential or actual conflict of interest involving him or her. In accordance with our Code of Business Conduct and Ethics, the Board of Directors will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Pursuant to its charter, the Audit Committee has determined that there have been no related party transactions since January 1, 2011 requiring disclosure under Item 404(a) of Regulation S-K.

Appendix A

ACHILLION PHARMACEUTICALS, INC.

2006 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of this 2006 Stock Incentive Plan (the “Plan”) of Achillion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers, directors, consultants and advisors are eligible to receive options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards (each, an “Award”) under the Plan. Each person who receives an Award under the Plan is deemed a “Participant”.

3.	Administration and Delegation

(a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c) Delegation to Officers. To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

4.	Stock Available for Awards

(a) Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for up to the number of shares of common stock, $.001 par value per share, of the Company (the “Common Stock”) that is equal to the sum of:

(1) Six million (6,000,000) shares of Common Stock; plus

(2) an annual increase to be added on the first day of each of the Company’s fiscal years during the period beginning in fiscal year 2007 and ending on the second day of fiscal year 2010 equal to the lowest of (i) 6,000,000 shares of Common Stock, (ii) the number of shares of Common Stock that, when added to the number of shares of Common Stock already reserved under the Plan, equals 5% of the outstanding shares of the Company on such date or (iii) an amount determined by the Board.

Notwithstanding clause (2) above, in no event shall the number of shares available under this Plan be increased as set forth in clause (2) to the extent such increase, in addition to any other increases proposed by the Board in the number of shares available for issuance under all other employee or director stock plans, would result in the total number of shares then available for issuance under all employee and director stock plans exceeding 20% of the outstanding shares of the Company on the first day of the applicable fiscal year.

If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), is settled in cash or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Further, shares of Common Stock tendered to the Company by a Participant to exercise an Award shall be added to the number of shares of Common Stock available for the grant of Awards under the Plan. However, in the case of Incentive Stock Options (as hereinafter defined), the foregoing provisions shall be subject to any limitations under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b) Per-Participant Limit. Subject to adjustment under Section 9, for Awards granted after the Common Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), the maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 750,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with an SAR (as each is hereafter defined) shall be treated as a single Award. The per-Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

(c) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a), except as may be required by reason of Section 422 and related provisions of the Code.

5.	Stock Options

(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option”.

(b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Achillion Pharmaceuticals, Inc., any of Achillion, Pharmaceuticals, Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price. The Board shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement; provided, however, that the exercise price shall not be less than 100% of the Fair Market Value (as defined below) on the date the Option is granted.

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement.

(e) Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company following exercise either as soon as practicable or, subject to such conditions as the Board shall specify, on a deferred basis (with the Company’s obligation to be evidenced by an instrument providing for future delivery of the deferred shares at the time or times specified by the Board).

(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as may otherwise be provided in the applicable option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) to the extent provided for in the applicable option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the Board in its sole discretion, by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board or (ii) payment of such other lawful consideration as the Board may determine; or

(5) by any combination of the above permitted forms of payment.

(g) Repricing. The Board may, without stockholder approval, amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option. The Board may also, without stockholder approval, cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option.

6.	Stock Appreciation Rights.

(a) General. The board may grant Awards consisting of a Stock Appreciation Right (“SAR”), entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock. The date as of which such appreciation or other measure is determined shall be the exercise date.

(b) Grants. Stock Appreciation Rights may be granted in tandem with, or independently of, Options granted under the Plan.

(1) Tandem Awards. When Stock Appreciation Rights are expressly granted in tandem with Options, (i) the Stock Appreciation Right will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the Stock Appreciation Right will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event and except that a Stock Appreciation Right granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the Stock Appreciation Right; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related Stock Appreciation Right; and (iv) the Stock Appreciation Right will be transferable only with the related Option.

(2) Independent SARs. A Stock Appreciation Right not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

(c) Grant Price. The Board shall establish the grant price or exercise price of each SAR and specify such price in the applicable Award agreement; provided, however, that the grant price or exercise price of an SAR shall not be less than 100% of the Fair Market Value per share of Common Stock on the date of grant of the SAR.

(d) Term. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Award agreement.

(e) Exercise. Stock Appreciation Rights may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.

7.	Restricted Stock; Restricted Stock Units

(a) General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting

Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock to be delivered at the time such shares of Common Stock vest (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

(b) Terms and Conditions for all Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c) Additional Provisions Relating to Restricted Stock.

(1) Dividends. Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such shares, unless otherwise provided by the Board. If any such dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the shares, cash or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. Each dividend payment will be made no later than the end of the calendar year in which the dividends are paid to shareholders of that class of stock or, if later, the 15th day of the third month following the date the dividends are paid to shareholders of that class of stock.

(2) Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

(d) Additional Provisions Relating to Restricted Stock Units.

(1) Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as provided in the applicable Award agreement. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant.

(2) Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.

(3) Dividend Equivalents. To the extent provided by the Board, in its sole discretion, a grant of Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be paid currently or credited to an account for the Participants, may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, as determined by the Board in its sole discretion, subject in each case to such terms and conditions as the Board shall establish, in each case to be set forth in the applicable Award agreement.

8.	Other Stock Unit Awards

Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock Unit Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock Unit Award, including any purchase price applicable thereto.

9.	Adjustments for Changes in Common Stock and Certain Other Events.

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the per-Participant limit set forth in Section 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share- and per-share provisions and the exercise price of each Stock Appreciation Right, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award, and (vi) the share- and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock Unit Award, shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent determined by the Board.

(b) Reorganization Events

(1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards. In connection with a Reorganization Event, the Board shall take any one or more of the following actions as to all or any outstanding Awards other than Restricted Stock Awards on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant’s unexercised Options or other unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to a Participant equal to the excess, if any, of (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant’s Options or other Awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding Options or other Awards and any applicable tax withholdings, in exchange for the termination of such Options or other Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof) and (vi) any combination of the foregoing.

For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

Consequences of a Reorganization Event on Restricted Stock Awards. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

10.	General Provisions Applicable to Awards

(a) Transferability of Awards. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f) Amendment of Award. The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided either (i) that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant or (ii) that the change is permitted under Section 9 hereof.

(g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

(i) Performance Awards.

(1) Grants. Restricted Stock Awards and Other Stock Unit Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 10(i) (“Performance Awards”), subject to the limit in Section 4(b) on shares covered by such grants.

(2) Committee. Grants of Performance Awards to any Covered Employee intended to qualify as “performance-based compensation” under Section 162(m) (“Performance-Based Compensation”) shall be made only by a Committee (or subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as “performance-based compensation” under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be deemed to be references to such Committee or subcommittee. “Covered Employee” shall mean any person who is a “covered employee” under Section 162(m)(3) of the Code.

(3) Performance Measures. For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: (a) net income, (b) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, (c) operating profit before or after discontinued operations and/or taxes, (d) sales, (e) sales growth, (f) earnings growth, (g) cash flow or cash position, (h) gross margins, (i) stock price, (j) market share, (k) return on sales, assets, equity or investment, (l) improvement of financial ratings, (m) achievement of balance sheet or income statement objectives or (n) total shareholder return, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance measures may be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the write-down of any asset, and (v) charges for restructuring and rationalization programs. Such performance measures: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

(4) Adjustments. Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of Shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant.

(5) Other. The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

11.	Miscellaneous

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(c) Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board. No Awards shall be granted under the Plan after the completion of 10 years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s stockholders, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided that, to the extent determined by the Board, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement shall become effective until such stockholder approval is obtained.

(e) Provisions for Foreign Participants. The Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(f) Compliance with Code Section 409A. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to Participant, or to any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant or for any action taken by the Board.

(g) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

ACHILLION PHARMACEUTICALS, INC.

Amendment No. 1 To

2006 Stock Incentive Plan

Achillion Pharmaceuticals, Inc.’s (the “Company”) 2006 Stock Incentive Plan (the “Plan”), pursuant to Section 11(d) thereof, is hereby amended as follows:

Section 9(a) of the Plan is deleted in its entirety and the following is inserted in lieu thereof:

“9.	Adjustments for Changes in Common Stock and Certain Other Events.

(a)	Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the sub-limits set forth in Section 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share- and per-share provisions and the exercise price of each Stock Appreciation Right, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share- and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock Unit Award, shall be appropriately and equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board.”

Adopted by the Board of Directors: September 18, 2006

ACHILLION PHARMACEUTICALS, INC.

Amendment No. 2 To

2006 Stock Incentive Plan

Achillion Pharmaceuticals, Inc.’s (the “Company”) 2006 Stock Incentive Plan (the “Plan”), pursuant to Section 11(d) thereof, is hereby amended as follows:

Section 5(g) of the Plan is hereby deleted in its entirety.

Adopted by the Board of Directors: March 9, 2010

ACHILLION PHARMACEUTICALS, INC.

Amendment No. 3 To

2006 Stock Incentive Plan

Achillion Pharmaceuticals, Inc.’s (the “Company”) 2006 Stock Incentive Plan (the “Plan”), pursuant to Section 11(d) thereof, is hereby amended as follows:

Section 4(a)(1) of the Plan is hereby amended to insert six million four hundred twenty two thousand seven hundred forty eight (6,422,748) in lieu of seven hundred fifty thousand (750,000).

Adopted by the Board of Directors: March 9, 2010

Approved by the Stockholders: June 10, 2010

ACHILLION PHARMACEUTICALS, INC.

Amendment No. 4 To

2006 Stock Incentive Plan

Achillion Pharmaceuticals, Inc.’s (the “Company”) 2006 Stock Incentive Plan, as amended (the “Plan”), pursuant to Section 11(d) thereof, is hereby amended as follows:

1. A new Section 3(d) is hereby added to the Plan which reads as follows:

“(d) Awards to Non-Employee Directors. Discretionary Awards to non-employee directors may be granted and administered only by a Committee, all of the members of which are independent directors as defined by Section 5605(a)(2) of the NASDAQ Marketplace Rules.”

2. Section 4(a) of the Plan is hereby deleted and a new Section 4(a) is inserted in lieu thereof which shall read as follows:

“(a) Number of Shares; Share Counting.

(1) Authorized Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for up to 6,422,748 shares of common stock, $.001 par value per share, of the Company (the “Common Stock”), any or all of which Awards may be in the form of Incentive Stock Options (as defined in Section 5(b)). Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(2) Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan and under the sublimit contained in Section 4(b)(3):

(A) all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan and against the sublimits listed in the first clause of this Section 4(a)(2); provided, however, that if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;

(B) if any Award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of an SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan and against the sublimits listed in the first clause of this Section 4(a)(2) shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR;

(C) shares of Common Stock delivered (either by actual delivery, attestation or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and

(D) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.”

3. Section 4(b) of the Plan is hereby deleted and a new Section 4(b) is inserted in lieu thereof which shall read as follows:

“(b) Sub-limits. Subject to adjustment under Section 9, the following sub-limits on the number of shares subject to Awards shall apply:

(1) Section 162(m) Per-Participant Limit. The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 750,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with an SAR shall be treated as a single Award. The per Participant limit described in this Section 4(b)(1) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

(2) Limit on Awards other than Options and SARs. The maximum number of shares with respect to which Awards other than Options and SARs may be granted shall be 35% of the maximum number of authorized shares set forth in Section 4(a)(1).”

4. Section 5(d) of the Plan is hereby deleted and a new Section 5(d) is inserted in lieu thereof which shall read as follows:

“(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.”

5. Section 5(f)(4) of the Plan is hereby deleted and a new Section 5(f)(4) is inserted in lieu thereof which shall read as follows:

“(4) to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the Board in its sole discretion, by payment of such lawful consideration as the Board may determine, other than by delivery of a promissory note of the Participant to the Company.”

6. A new Section 5(g) is hereby added to the Plan which reads as follows:

“(g) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 9): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current Fair Market Value, other than pursuant to Section 9, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market (“NASDAQ”).”

7. Section 6(d) of the Plan is hereby deleted and a new Section 6(d) is inserted in lieu thereof which shall read as follows:

“(d) Term. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Award agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.”

8. A new Section 6(f) is hereby added to the Plan which reads as follows:

“(f) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 9): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR, (2) cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current measurement price per share of the cancelled SAR, (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current Fair Market Value, other than pursuant to Section 9, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of NASDAQ.”

9. Section 11(d) of the Plan is hereby deleted and a new Section 11(d) is inserted in lieu thereof which shall read as follows:

“(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until the Company’s stockholders approve such amendment in the manner required by Section 162(m); (ii) no amendment that would require stockholder approval under the rules of NASDAQ may be made effective unless and until the Company’s stockholders approve such amendment; and (iii) if NASDAQ amends its corporate governance rules so that such rules no longer require stockholder approval of material amendments to equity compensation plans, then, from and after the effective date of such amendment to the NASDAQ rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or 9), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company’s stockholders approve such amendment.

10. Section 11(f) of the Plan is hereby deleted and a new Section 11(f) is inserted in lieu thereof which shall read as follows:

“(f). Compliance with Section 409A of the Code. Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.”

Except as set forth above, the remainder of the Plan remains in full force and effect.

Adopted by the Board of Directors on April 11, 2012.

ACHILLION PHARMACEUTICALS, INC.

Amendment No. 5 To

2006 Stock Incentive Plan

Achillion Pharmaceuticals, Inc.’s (the “Company”) 2006 Stock Incentive Plan, as amended (the “Plan”), pursuant to Section 11(d) thereof, is hereby amended as follows:

Section 4(a)(1) of the Plan is hereby amended to insert thirteen million four hundred twenty two thousand seven hundred forty eight (13,422,748) in lieu of six million four hundred twenty two thousand seven hundred forty eight (6,422,748).

Except as set forth above, the remainder of the Plan remains in full force and effect.

Adopted by the Board of Directors on April 11, 2012.

Approved by the Stockholders on: [                    ], 2012

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose the voting method outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet must be received by 11:59 p.m., Eastern Time, on June 4, 2012.

Vote by Internet
• Go to www.investorvote.com/ACHN • Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

1. To elect three Class III Directors for terms to expire at our 2015 annual meeting of stockholders or until their successors are duly elected and qualified.												+

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Jason Fisherman	☐	☐	☐	02 - Gary Frashier	☐	☐	☐	03 - David Wright	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. To approve an advisory vote on executive compensation.	☐	☐	☐

3.   To approve an amendment to our 2006 Stock Incentive Plan to increase by 7,000,000 shares the number of shares of common stock reserved for issuance thereunder from 6,422,748 shares to 13,422,748 shares.

					☐	☐	☐

4. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	☐	☐	☐	5. To transact such other business as may properly come before the meeting, including any adjournment or postponement thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please give full title as such. If a corporation or partnership, only authorized persons should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

Proxy — ACHILLION PHARMACEUTICALS, INC.

ANNUAL MEETING OF STOCKHOLDERS

JUNE 5, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ACHILLION PHARMACEUTICALS, INC.

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Michael D. Kishbauch and Mary Kay Fenton, or each of them, with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2012 Annual Meeting of Stockholders of Achillion Pharmaceuticals, Inc. and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Annual Meeting, and, in their discretion, upon any other matters which may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS OF ACHILLION PHARMACEUTICALS, INC. LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, AND 4.

UNLESS YOU INTEND TO VOTE YOUR SHARES BY INTERNET, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE